    As filed with the Securities and Exchange Commission on October 30, 2000
                           Registration File No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933
                              (Amendment No. ____


                                  Dominix, Inc.
                 ----------------------------------------------
                 (Name of Small Business Issuer in Its Charter)


    Delaware                      54519                          13-41276424
--------------------------------------------------------------------------------
 (State or Other            (Primary Standard               (I.R.S. Employer
  Jurisdiction           Industrial Classification           Identification No.)
  Incorporation               Code Number)
  or Organization)

 142 West 36th Street - 2nd Floor, New York, New York 10018 Tel: (212) 268-5600
 ------------------------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)
 142 West 36th Street - 2nd Floor, New York, New York 10018 Tel: (212) 268-5600
 ------------------------------------------------------------------------------
(Address of Principal Place of Business or Intended Principal Place of Business)
                                 Ray Vahab, CEO
                        142 West 36th Street - 2nd Floor
                            New York, New York 10018
                     Tel: (212) 268-5600 Fax: (212) 736-4343

                                 With a Copy to:

                             Frank J. Hariton, Esq.
                              1065 Dobbs Ferry Road
                          White Plains, New York 10607
                     Tel: (914) 674-4373 Fax: (914) 693-2963
                     ---------------------------------------

            (Name, Address and Telephone Number of Agent For Service)

Approximate Date of Proposed Sale to the Public FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.
                                   ----------

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.
                            -------------------------

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                      --

                         CALCULATION OF REGISTRATION FEE


Title of Securities to           Amount to be              Proposed                   Proposed                  Amount of
be registered                     Registered               Maximum                    Maximum                 Registration
                                                             Price                   Aggregate                    Fee**
                                                          Per Share*              Offering Price*
--------------------------- ---------------------- ------------------------ ---------------------------- -----------------------
       Common Stock,               1264714                   $5.625                     $7,114,016             $1,885.21
         par value
        $.0001 per
           share
=========================== ====================== ======================== ============================ =======================
   Common Stock Issuable           1883875                   $7.23                      $13,624,450            $3,610.48
     Upon Exercise of
   Options and Warrants
=========================== ====================== ======================== ============================ =======================
           Total                                                                                               $5,495.69
=========================== ====================== ======================== ============================ =======================

* Based on the closing bid price of the Common Stock on October 27, 2000 and based upon the weighted average of the exercise price of the Options and Warrants registered hereby.
** Calculated pursuant to Rule 457(h).

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective in such date as the Commission, acting pursuant to said Section 8(a) shall determine.

                              Cross Reference Sheet
                      Under Item 501 (c) of Regulation S-B

Item and Number                                                        Location in Prospectus
------------------------------------------------------------------------------------------------------------

1.       Front of Registration Statement                               Front of Registration Statement
         and Outside Front Cover of Prospectus                         and Outside Front Cover of Prospectus
2.       Inside Front and Outside Back                                 Inside Front and Outside Back
         Cover Pages of Prospectus                                     Cover Pages of Prospectus
3.       Summary Information and Risk Factors                          Risk Factors
4.       Use of Proceeds                                               Use of Proceeds
5.       Determination of Offering Price                               Not Applicable
6.       Dilution                                                      Not Applicable
7.       Selling Security Holders                                      Selling Security Holders
8.       Plan of Distribution                                          Plan of Distribution
9.       Legal Proceedings                                             Our Business - Legal Proceedings
10.      Directors, Executive Officers, Promoters                      Management
         and Control Persons
11.      Security Ownership of Certain                                 Principal Stockholders
         Beneficial Owners and Management
12.      Description of Securities                                     Description of Securities
13.      Interest of Named Experts and Counsel                         Experts; Legal Matters
14.      Disclosure of Commission Position                             Statement on Indemnification
         on Indemnification For Securities Act Liabilities
15.      Organization Within Last Five Years                           Not Applicable
16.      Description of Business                                       Our Business
17.      Management's Discussion and Analysis                          Plan of Operation
         or Plan of Operation
18.      Description of Property                                       Our Business - Property
19.      Certain Relationships and Related Transactions.               Certain Transactions
20.      Market for Common Equity and Related                          The Market for Our Common Stock
         Stockholder Matters
21.      Executive Compensation                                        Management - Executive Compensation
22.      Financial Statements                                          Financial Statements
23.      Changes in and Disagreements With                             Not applicable
         Accountants on Accounting and
         Financial Disclosure

THE INFORMATION IN THIS PROSPECTUS IN NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITY HOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED OCTOBER 30, 2000

                                  DOMINIX, INC.

                        3,148,589 SHARES OF COMMON STOCK

         This prospectus relates to the proposed sale of 2,942,589 shares of common stock, $.0001 par value per share, of Dominix, Inc. ("We", "Us", "Our", or the "Company") by certain selling shareholders, of which 1,883,875 shares are which will be issued upon exercise of options and warrants with exercise prices ranging from $8.40 to $.02. The selling shareholders acquired their shares in transactions not involving a public offering. We will not receive any proceeds from the sale of the shares by the selling shareholders. However, we will receive the proceeds from the cash exercise of any options or warrants.

         The selling shareholders may, from time to time, offer their shares of common stock through public or private transactions at prevailing market prices or privately negotiated transactions.

         We are a Delaware corporation and Our principal executive offices are located at 142 West 36th Street 2nd Floor, New York, New York 10018, telephone number (212) 268-5600. Our common stock trades on the Over-the Counter Bulletin Board, also called the OTCBB, under the trading symbol "DMNX". On October 27, 2000, the closing bid for Our common stock as reported on the OTCBB was $5.625 per share.

         The Securities offered hereby are speculative and involves a high degree of risk. You should carefully read and consider our risk factors section starting on page 3 before making an investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The Shares of our common stock being offered by the selling stockholders have not been registered for sale under the securities laws of any state or jurisdiction as of the date of this prospectus.

         We have retained no underwriters in connection with this offering.

                 THE DATE OF THIS PROSPECTUS IS October XX, 2000

                                TABLE OF CONTENTS

                                                                        Page No.
Forward Looking Information ........................................       3
Risk Factors .......................................................       3
Use of Proceeds ....................................................      10
Plan of Operations .................................................      11
Our Dividend Policy ................................................      11
The Market For Our Common Stock ....................................      11
Selling Security Holders ...........................................      12
Plan of Distribution ...............................................      21
Our Business .......................................................      22
Management .........................................................      28
Executive Compensation .............................................      30
Principal Stockholders .............................................      31
Certain Transactions ...............................................      32
Description of Securities ..........................................      32
Legal Matters ......................................................      36
Experts ............................................................      36
Statement on Indemnification .......................................      36
Index to Financial Statements ......................................     F-1

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         EXCEPT FOR HISTORICAL FACTS THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. ANY STATEMENTS IN THIS PROSPECTUS THAT ARE NOT STATEMENTS OF HISTORICAL FACT SHOULD BE CONSIDERED BY YOU TO BE FORWARD-LOOKING STATEMENTS. WRITTEN WORDS SUCH AS "MAY", "WILL", "EXPECT", "PROJECT", "BELIEVE", "ANTICIPATE", "ESTIMATE" OR "CONTINUE", OR OTHER VARIATIONS OF THESE OR SIMILAR WORDS, IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS BY THEIR NATURE INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES, AND ACTUAL RESULTS MAY DIFFER MATERIALLY, DEPENDING ON A VARIETY OF FACTORS. POTENTIAL RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO:
O        COMPETITIVE PRESSURES FROM OTHER COMPANIES OPERATING IN OUR AREAS
         OF BUSINESS,
O        CHANGING TECHNOLOGIES,
O        ACCEPTANCE OF OUR WEB SITE OFFERINGS BY CONSUMERS,
O        GENERAL ECONOMIC CONDITIONS AND OTHER UNCERTAINTIES.
NO ASSURANCE CAN BE GIVEN THAT THE COMPANY HAS IDENTIFIED ALL OF SUCH
RISKS OR POTENTIAL RISKS.

         WE DISCLAIM ANY OBLIGATION TO UPDATE ANY SUCH FACTORS OR TO PUBLICALLY ANNOUNCE THE RESULT OF ANY REVISIONS TO ANY OF THESE FORWARD LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS BASED ON SUBSEQUENT EVENTS OR DEVELOPMENTS.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE BUYING SHARES IN THIS OFFERING. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                  INVESTING IN OUR COMMON STOCK MAY EXPOSE YOU
                TO THE FOLLOWING RISKS INHERENT IN OUR BUSINESS.

WE HAVE A LIMITED OPERATING HISTORY, WE CURRENTLY ARE NOT PROFITABLE AND WE MAY RECORD SIGNIFICANT LOSSES FOR THE FORESEEABLE FUTURE. Bookdigital.com, Inc. was incorporated on March 25, 1999 pursuant to the laws of the State of Delaware. Bookdigital.com, Inc. ("Our Subsidiary" or "Bookdigital") is Our 99% owned subsidiary and conducts all of our operations. To date, Bookdigital has generated limited revenues. Since incorporating, the Company has devoted its efforts to various organizational activities, including efforts to build its various web sites and conducting several private placements in which We raised gross proceeds of $6,275,202.

         We might not operate profitably or have adequate working capital to meet Our obligations as they become due. We believe that Our success will depend in large part on Our ability to (i) offer aesthetic, comprehensive and diverse reference material on Our web site, (ii) attract customers and provide them with outstanding service, (iii) successfully implement our e-Business solution, TIES(Happy Face)TM; (iv) successfully implement our LawExpressUSA database to attorneys; and (v) achieve name recognition. Accordingly, We intend to invest heavily in site development, technology as well as marketing and promotion. As a result, We expect to incur operating losses in the initial stages of Our business.

         As of June 30, 2000 We had an accumulated net deficit of $2,519,039, and We anticipate that We will incur net losses for the foreseeable future. The extent of these losses will be dependent, in part, on Our ability to attract and build a membership base, to generate sales and advertising revenues, and to offer products and services at competitive prices. We expect Our operating expenses to increase, especially in the areas of sales and marketing and brand promotion, and, as a result, We will need to commence operations and generate revenue, and to offer products and services at competitive prices if profitability is to be achieved.

WE WILL NEED TO RAISE ADDITIONAL CAPITAL. We only had $438,408 of current assets at June 30, 2000 and We operated at a loss of $956,693 for the quarter ended June 30, 2000. Since We will not receive any proceeds from the sale of the shares offered by the Selling Security Holders, we will be required to raise additional funds, through the sale of Our shares to maintain operations at their current level. If we are not able to raise additional financing, We will be required to curtail Our operations and this would adversely affect Our results.

THERE ARE TECHNOLOGICAL RISKS IN OUR BUSINESS. The performance of the Our web site, e-Business and database will be critical to Our ability to attract web users and advertisers. Any web site system failure that causes an interruption in service or a decrease in responsiveness or failure of Our server and networking systems to handle the volume of traffic on Our web site could impair the attractiveness of Our web site and negatively impact Us. Our business is also dependent upon Our ability to protect Our server and network infrastructure against damage from human error, power loss, telecommunications failure, sabotage, intentional acts of vandalism and computer viruses.

OUR BUSINESS IS SUBJECT TO TECHNOLOGICAL CHANGES. The market in which We compete is characterized by rapidly changing technology, evolving industry standards, frequent new product and service announcements and enhancements and changing customer demands. Our success will depend on its ability to adapt to rapidly changing technologies and industry standards, and its ability to continually improve the speed, performance, features, ease of use and reliability of its web site. If we fail to rapidly adapt in a changing environment it will have a material adverse effect on Our business. Introducing new technology into Our systems may require significant amounts of capital, substantial amounts of personnel resources and could take significant time to complete. We might not be successful at integrating such technology into Our web site on a timely or effective basis.

WE HAVE NOT CONDUCTED ANY FORMAL MARKET STUDIES. We will establish a web site specializing in certain types of printed information. There are other companies offering web sites that are similar to portions of Our web site. We believe that We can distinguish our self from other similar web sites through Our marketing effort and by the unique mix of information that We will offer in one place. But, We have not conducted and will not conduct any formal marketing studies regarding the effectiveness of Our proposed operations. If Our business plan fails to attract a sufficient number of subscribers to distinguish Our web site from other similar web sites, then the investors may lose their entire investment in their shares.

OUR MANAGEMENT LACKS RELEVANT EXPERIENCE AND WE WILL NEED ADDITIONAL PERSONNEL. Ray Vahab, Our CEO, was elected in March 2000 and has limited prior experience in operating a technology based business. We have limited resources with which to hire or retain qualified personnel to operate Our business and no assurance is given that We will be able to do so. If We are not able to hire qualified technical and administrative personnel, We will not be able to operate Our business effectively and investors may lose their entire investment in Us.

WE ARE CONTROLLED BY OUR MANAGEMENT AND PURCHASERS OF THE SHARES OFFERED BY THIS PROSPECTUS WILL HAVE NO CONTROL OVER OUR AFFAIRS. Zhara Yamani and Ray Vahab, two of Our directors, and entities controlled by them own a majority of our issued and outstanding shares and are in a position to elect all of the members of the Board of Directors and control Our affairs. See "Principal Shareholders".

WE FACE SEVERE COMPETITION. There are competing sites on the internet that offer copyrighted books for sale and other sites that offer public domain books for free. We do not intend to directly compete with these sites. We may offer some copyrighted books for sale through our web site, but Our main focus is in gathering and cataloging the selection of quality reference material under one site. Most of this material is not copyrighted. Many of Our competitors have substantially greater capital, research and development, computing, marketing, advertising and human resources available to them than We do. New companies may succeed in developing, producing, promoting, marketing and publicizing their online sites, which may adversely effect Our operations.

         In addition, there are several competing sites on the Internet that offer legal information via a subscriptions basis. Some of these sites are well known such as West Law and Lexis. Our legal division, LawXpressUSA.com will directly compete against these sites other sites may begin to offer general reference works on line. Some of these competitors may have substantially greater capital, research and development, computing, marketing, advertising and human resources experience than Us. In addition, new companies may succeed in developing, producing, promoting, marketing and publicizing their online sites, which may have an adverse effect on Our operations. As a result We may not be successful in Our online business.

WE COULD BE SUBJECT TO GOVERNMENT REGULATION DIRECTED AT INTERNET COMMERCE. We do not intend to be subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or commerce on the Internet. But, due to the increasing popularity and use of the Internet, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governmental organizations, and it is possible that a number of laws or regulations may be adopted with respect to the Internet on matters including user privacy, user screening, taxation, infringement, pricing, content regulation and intellectual property ownership and infringement. The adoption of any such laws or regulations could slow or reverse the rate of growth in the use of the Internet, which could, in turn, decrease the demand for Our services, and increase Our cost of doing business. The applicability to the Internet of existing laws governing issues such as property ownership, copyright, trademark, trade secret, obscenity, libel and personal privacy is uncertain and developing. Any new legislation or regulation, or application or interpretation of existing laws, could have a material adverse effect on Our results. A number of legislative proposals have been made at the federal, state, and local level that would impose additional taxes on the sale of goods and services over the Internet and certain jurisdictions have taken measures to tax Internet-related activities. It is possible that some type of taxes will be imposed upon Internet commerce in the future, and such legislation or other attempts at regulating commerce over the Internet might substantially impair the growth of commerce on the Internet and, as a result, adversely affect Our opportunity to derive financial benefit from such activities. Due to the global nature of the web, it is possible that, although transmissions by Us over the Internet originate in the United States, the governments of various foreign countries might claim jurisdiction over Us or Our transmissions. There can be no assurance that violations of local laws will not be alleged or charged by state or foreign governments, that We might not unintentionally violate such laws or that such laws will not be modified, or new laws enacted, in the future. Any of the foregoing developments could have a material adverse effect on Our results.

OUR OPERATIONS WILL BE SUBJECT TO INTERNET SECURITY RISKS. Experienced programmers or "hackers" may attempt to penetrate Our computer network and effect Our operations. A party who is able to penetrate Our computer network security could misappropriate proprietary information or cause interruptions in Our web site. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet generally, particularly as a means of conducting commercial transactions. Security breaches or the inadvertent transmission of computer viruses could expose Us to loss, litigation and possible third party liability. We cannot be certain that any contractual provisions or legal disclaimers intended to limit Our liability in such areas will be successful or enforceable.

WE ARE NOT SURE THAT OUR MARKETING PLAN WILL BE SUCCESSFUL. The market for e-education has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. Our ability to generate revenue will depend on, among other factors:
 - the continued development of our e-education business;
 - the amount of traffic on the Our web site;
 - the development and expansion of Our sales force;
 - fully developing and marketing Our LawExpressUSA database
 - Our being able to establish and maintain desirable advertising sales agency relationships.
Most potential advertisers and their advertising agencies have only limited experience with the Internet as an advertising medium and have not historically devoted a significant portion of their advertising expenditures to Web-based advertising. We might not be able to persuade advertisers or advertising agencies to allocate portions of their budgets to advertising at Our web site. Even if they do advertise at Our web site, they may later determine to discontinue such advertising. There are no standards for the measuring the effectiveness of web-based advertising and web based advertising may never become a large market.

WE ARE DEPENDENT ON KEY PERSONNEL AND EMPLOYEES. The success of Our business will continue to be highly dependent upon key members of senior management. The loss of services of one or more of such employees, particularly Mr. Ray Vahab, the Chairman of the Board and Chief Executive Officer, could have a materially adverse effect upon Our business and development. We have entered into a five year employment agreement with Mr. Vahab and maintain a $1 million key-man life insurance on Mr. Vahab. We might not be able to replace Mr. Vahab should We be required to do so. The loss of Mr. Vahab's services could have a substantial negative impact on Our business. See "Management-Compensation-Employment Agreements" on page __.

WE WILL NEED TO HIRE MORE EMPLOYEES. We will have to hire additional personnel to operate Our business, and competition for qualified personnel, experienced sales and marketing personnel, qualified web engineers and other employees is and is expected to continue to be intense, and there can be no assurance that We will be successful in attracting and retaining such personnel. Our future operations will also depend in part upon Our ability to retain current employees and to attract and retain additional qualified personnel. No assurance can be given that We will be able to attract and retain such personnel or, if able to do so, that it will be on favorable terms. See "Business - Employees" and "Management."

OUR REVENUES MAY FLUCTUATE. We expect that Our operating results will fluctuate significantly in the future as a result of a variety of factors, many of which are beyond Our control. These factors include
- fluctuating demand for Our services,
- consumers' acceptance of e-education,
- the level of traffic on Our web site,
- the introduction of new or enhanced services by Our competitors,
- changing personnel requirements to address changes in technology,
- competition and promotional campaigns by Us or any of Our competitors,
- general economic conditions, and economic conditions specific to the Internet or all or a portion of the technology market.
In response to changes in the competitive environment, We may, from time to time, make certain pricing, service or marketing decisions or business combinations that could have a material adverse effect on Our financial condition and operating results. We expect to experience seasonality in Our business, with user traffic on Our web site potentially being lower during the summer and year-end vacation and holiday periods when overall usage of the Internet may be lower and schools are not in session. We have no experience on which to base Our expectations regarding seasonality of Our business. Web-based e-commerce is an emerging market, additional seasonal and other patterns may develop in the future as the market matures. Any seasonality is likely to cause quarterly fluctuations in Our operating results.

WE COULD FACE LIABILITY FOR INFORMATION ON OUR WEB SITE AND FOR PRODUCTS OR SERVICES SOLD OVER THE INTERNET. We will provide third-party content on certain of Our web sites, particularly reference works. We could be exposed to liability with respect to third-party information. Persons might assert, among other things, that, by directly or indirectly providing links to web sites operated by third parties, we should be liable for copyright or trademark infringement or other wrongful actions by the third parties operating those web sites. They could also assert that our third party information contains errors or omissions, and consumers could seek damages for losses incurred if they rely upon incorrect information.

         We enter into agreements with other companies under which we share with these other companies revenues resulting from advertising or the purchase of services through direct links to or from our Website. These arrangements may expose us to additional legal risks and uncertainties, including local, state, federal and foreign government regulation and potential liabilities to consumers of these services, even if we do not provide the services ourselves. We cannot assure you that any indemnification provided to us in our agreements with these parties, if available, will be adequate.

         Even if these claims do not result in liability to us, we could incur significant costs in investigating and defending against these claims. Our general liability insurance may not cover all potential claims to which we are exposed and may not be adequate to indemnify us for all liability that may be imposed.

THE MARKET FOR OUR COMMON STOCK HAS BEEN VERY LIMITED. Our common stock began trading on the Over the Counter Bulletin Board (OTCBB) in November 1999 under the symbol MMGS. Since early August, 2000 Our common stock has traded under the symbol DMNX. The trading volume in Our common stock has always been limited and this limited trading volume may make it difficult for you to sell your stock.

IF OUR BUSINESS GROWS, WE WILL BE REQUIRED TO MANAGE OUR GROWTH. If We achieve market acceptance for Our services and are able to obtain adequate working capital, We anticipate a period of rapid growth that will place a strain on Our administrative, financial and operational resources. Our ability to manage any staff and facilities growth effectively may require Us to continue to improve Our operations, financial and management controls, reporting systems and procedures, install new management information and control systems and to train, motivate and manage its employees. If We can not successfully do those things in an efficient and timely manner, We could experience significant delays or unforeseen costs in its development, which delays or costs could have a material adverse impact on Our results.

SINCE WE HAVE NEVER PAID A DIVIDEND AND ARE UNLIKELY TO DO SO, YOU MAY ONLY REALIZE A PROFIT ON YOUR INVESTMENT IN THE COMPANY THROUGH A MARKET RISE IN OUR COMMON STOCK. YOU SHOULD NOT EXPECT TO RECEIVE A DIVIDEND FROM US. We have never paid, and have no intentions in the foreseeable future to pay, any dividends on Our common stock. Therefore, if you purchase any stock in this offering, in all likelihood, you will only realize a profit on your investment if the market price of Our common stock increases in value. See "Dividend Policy."

WE ARE AUTHORIZED TO ISSUE PREFERRED STOCK WHICH, IF ISSUED, MAY ADVERSELY EFFECT YOUR VOTING RIGHTS AND REDUCE THE MARKET PRICE OF OUR COMMON STOCK. Our board of directors is authorized by Our Certificate of Incorporation to issue shares of preferred stock without the consent of Our shareholders. Our preferred stock, when issued, may rank senior to common stock with respect to voting rights, payment of dividends and amounts received by shareholders upon liquidation, dissolution or winding up. Such preferences will be set by Our board of directors. The issuance of such preferred shares and the preferences given the preferred shares, do not need the approval of Our shareholders. The existence of rights which are senior to common stock may reduce the price of Our common shares. We do not have any plans to issue any shares of preferred stock at this time. See "Description of Securities".

WE MAY NEVER SATISFY THE QUALIFICATION REQUIREMENTS FOR NASDAQ OR AMEX SECURITIES. We believe that the value of Our common stock would be enhanced if it were included in Nasdaq or listed on the Amex. Our long-range goal is to have this occur. Under the criteria of the National Association of Securities Dealers, Inc. (the "NASD"), which administers the Nasdaq system, an issuer seeking initial inclusion of its securities on the Nasdaq Small Cap market is required to have $4 million in net tangible assets (or) a $50 million market capitalization (or) $750,000 in net income in the latest fiscal year or 2 of the last 3 fiscal years. In addition, an issuer must have a public float of a minimum of 1 million shares, a market value of the public float of a minimum of $5 million, a minimum bid price of $4.00 per share, three market makers, a minimum of 300 shareholders (round lot holders), and either a one year operating history (or) a $50 million market capitalization and meet certain standards of corporate governance. Even if Our common stock were to qualify for inclusion in the Nasdaq system in the future, Our common stock could nonetheless be delisted in the event We Were unable to maintain $2 million in net tangible assets (or) a $35 million market capitalization (or) $500,000 in net income in the latest fiscal year or two of the last three fiscal years; a public float of $1 million; a minimum bid price of $1 per share; two market makers; 300 shareholders (round lot holders); and corporate governance, and any such delisting could cause a precipitous decline in the price of Our securities and adversely affect their liquidity. AMEX has similar listing criteria.

PENNY STOCK REGULATIONS MAY AFFECT THE VALUE OF YOUR SHARES. The U.S. Securities and Exchange Commission (the "Commission") recently adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its sales person in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and sales person compensation information, must be given to the customer orally or in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Although Our stock has traded at prices above $5.00 in recent months and has not been subject to the penny stock rules, no assurance can be given that prices above $5.00 will be maintained on the OTCBB in the future. If the price of the Common Stock drops below $5.00 it would be subject to the penny stock rules and investors in this Offering may find it more difficult to sell their Common Stock until the Company's Common Stock trades on the Nasdaq and/or sells at a price greater than $5.00 per share.

OUR CERTIFICATE OF INCORPORATION HAS CERTAIN ANTI-TAKEOVER PROVISIONS. Our Certificate of Incorporation contain provisions that may discourage acquisition bids for your stock. After completion of the Offering, We will have substantial authorized but unissued capital stock available for issuance. Our Certificate of Incorporation contains provisions which authorize Our Board of Directors, without the consent of stockholders, to issue additional shares of Common Stock and issue shares of Preferred Stock in series, including establishment of the voting powers, designation, preferences, limitations, restrictions and relative rights of each series of Preferred Stock. Preferred Stock, issued in series, could potentially be utilized to discourage or defeat a take-over bid to control Us. We know of no proposed take-over bid.

WE MAY ISSUE ADDITIONAL SHARES WHICH WOULD FURTHER DILUTE YOUR SHARES We may be required to issue significant additional shares of Our common stock to attract employees and other personnel. If we do this the percentage of Our shares owned by purchasers in this Offering could be substantially reduced and their respective voting power over Us significantly diluted.

FOR ALL OF THE FOREGOING REASONS AND OTHERS SET FORTH IN THIS PROSPECTUS, THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS. THESE SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD A TOTAL LOSS OF THEIR INVESTMENT IN US.

                                 USE OF PROCEEDS

         All shares of common stock being offered hereby will be sold by the selling shareholders for their own account. Dominix, Inc. will not receive any proceeds from such sales. However, We may receive up to $13,624,450 in the event all of the warrants are exercised (which may not occur). We intend to use any proceeds received from the exercise of warrants for general corporate purposes, including funding working capital requirements.

                                PLAN OF OPERATION

         We are a development stage company. Our mission is to become the premier library site on the Internet and sell Our e-education Internet product to schools. Our Internet site, www.Bookdigital.com, is designed to maintain a very comprehensive set of books, manuals, pamphlets, journals, research data and links. Bookdigital.com serves as a home base library for educational and intellectual advancement. Viewers may search, review, browse and download information needed in any subject such as physics, law, astronomy, etc. at the Bookdigital.com site. Our other internet sites are www.bookdigitalschools.com and www.lawXpressusa.com Bookdigitalschools.com serves educational centers such as schools k-12 in order to enhance quality of education for students. LawXpressUSA.com provides legal and business research to attorneys nationwide. The search can be made by title, subject or author for any reference materials. Currently all reference materials are in English. However, the Company intends to develop a global reference site in Spanish, French, German, Italian, etc. The Company intends to register its viewers and may charge a subscription fee in the future.

         We had $436,265 in cash as of June 30, 2000. In order to reach these goals, We must raise additional working capital. We anticipate doing so. We also engage in preliminary discussions, from time to time regarding mergers or business combinations, but have no agreements for any such transaction.

                               OUR DIVIDEND POLICY

         We have not paid, and have no current plans to pay, dividends on Our common stock. Even if We were to elect to pay any dividends, We may incur indebtedness in the future, the terms of which may prohibit or effectively restrict dividend payments.

                         THE MARKET FOR OUR COMMON STOCK

         Our common stock is traded over-the-counter on the Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol DMNX. Until early August, 2000, Our common stock traded under the symbol MMGS. The table shows the high and low bid of Our common stock since November 3, 1998, when MMGS' common stock began trading.

         QUARTER ENDED                       BID

                                     HIGH             LOW
         1998
                  12/31               0.00           0.00
         1999
                  3/31                1.00           1.00
                  6/30                1.00           1.00
                  9/30                1.00           1.00
                  12/31               1.00           1.00
         QUARTER ENDED                       BID

                                     HIGH             LOW
         2000
                  3/31                5.00           1.00
                  6/30               11.00           5.00
                  9/30                7.75           5.00

         On October 27, 2000, the closing bid price for Our common stock was $6.00. Our common stock has traded sporadically.

         As of October 27, 2000, We had 280 holders of record of Our common stock.

                            SELLING SECURITY HOLDERS

SECURITIES COVERED BY THIS PROSPECTUS

         This prospectus covers a total of 1,264,714 shares of our common stock and 1,883,875 common stock purchase warrants. All of these shares were issued in various private transactions, including two private offerings conducted by Our Subsidiary, and as fees to various consultants. The Selling Security Holders who bought their shares in private placements by Our Subsidiary, exchanged their shares in Our Subsidiary for Our shares in May and June 2000. Also included are certain shares underlying warrants to purchase Our stock issued to Our founders in connection with a reorganization transaction in April 2000. We agreed to file a registration statement with respect to the shares underlying these warrants.

STOCK OWNERSHIP

         The following table sets forth, as of the date of this prospectus, the name of each selling shareholder and the amount of shares of stock held directly or indirectly underlying the warrants owned by the selling shareholder at the date hereof. The table also shows the amount of shares of common stock being offered by the selling shareholder and the amount to be owned by the selling shareholder following the sale of such shares of common stock.

                                      SHARES            SHARES               SHARES       PERCENTAGE
                                      OWNED             AVAILABLE            OWNED        OF CLASS
                                      PRIOR TO THIS     PURSUANT TO THIS     AFTER        AFTER
SELLING SHAREHOLDER                   OFFERING          PROSPECTUS           OFFERING     OFFERING
---------------------------------     -------------     ----------------     --------     ----------

David Oberlander (1)                  10,000            10,000               0            0
Dennis Weinstein (1)                  10,000            10,000               0            0
Henry Schwartz (1)                    10,000            10,000               0            0
Joanne Iucci (1)                      125,000           125,000              0            0
Lawrence Dobroff (2)                  10,000            10,000               0            0
Mayer Guttman (1)                     10,000            10,000               0            0
Meyer Grunbaum (1)                    25,000            25,000               0            0
Mindi Bornstein (2)                   10,000            10,000               0            0

                                      SHARES            SHARES               SHARES       PERCENTAGE
                                      OWNED             AVAILABLE            OWNED        OF CLASS
                                      PRIOR TO THIS     PURSUANT TO THIS     AFTER        AFTER
SELLING SHAREHOLDER                   OFFERING          PROSPECTUS           OFFERING     OFFERING
---------------------------------     -------------     ----------------     --------     ----------

Abraham Kohn                          3,600             3,600                0            0
Burlington Green
    Development Company (1)           6,000             6,000                0            0
Abraham Kohn (1)                      3,600             3,600                0            0
Abraham Stern                         1,245             1,245                0            0
Abraham Stern (1)                     4,000             4,000                0            0
Adalbert Wais                         623               623                  0            0
Adalbert Wais (1)                     2,000             2,000                0            0
Alan Bentley Johnson                  623               623                  0            0
Alan Bentley Johnson (1)              2,000             2,000                0            0
Alan Pearl                            667               667                  0            0
Alex Yelensky                         1,245             1,245                0            0
Alex Yelensky (1)                     2,000             2,000                0            0
Alexander Vais                        1,868             1,868                0            0
Alexander Vais (1)                    6,000             6,000                0            0
Alfred Bromberg                       1,254             1,254                0            0
Alfred Bromberg (1)                   4,000             4,000                0            0
Alfred Schiffrin                      26,463            26,463               0            0
Alfred Schiffrin (1)                  85,000            85,000               0            0
Allison Lopez                         334               334                  0            0
Alon Ben Ami                          623               623                  0            0
Alon Ben Ami (1)                      2,000             2,000                0            0
Amir Cohen                            2,500             2,500                0            0
Amir Cohen (1)                        10,000            10,000               0            0
Andrew Astrove                        681               681                  0            0
Andrew Astrove (1)                    2,000             2,000                0            0
Angelina Salli                        623               623                  0            0
Angelina Salli (1)                    2,000             2,000                0            0
Anthony LaPlaca                       667               667                  0            0
Anton Fischman                        3,113             3,113                0            0
Anton Fischman (1)                    10,000            10,000               0            0
Antonia Casioro                       6,227             6,227                0            0
Antonia Castoro (1)                   2,000             2,000                0            0
Antonis Matsoulis                     500               500                  0            0
Antonis Natsoulis (1)                 500               500                  0            0
Armin Miller                          5,700             5,700                0            0
Armin Miller (1)                      5,700             5,700                0            0
Audrey Arnsdorf                       934               934                  0            0
Audrey Arnsdorf (1)                   3,000             3,000                0            0
B Moskowitz, FM Computer
    Technology (1)                    40,000            40,000               0            0

                                      SHARES            SHARES               SHARES       PERCENTAGE
                                      OWNED             AVAILABLE            OWNED        OF CLASS
                                      PRIOR TO THIS     PURSUANT TO THIS     AFTER        AFTER
SELLING SHAREHOLDER                   OFFERING          PROSPECTUS           OFFERING     OFFERING
---------------------------------     -------------     ----------------     --------     ----------

B. Moskowitz                          30,000            30,000               0            0
Bais Chaim c/o David Braver (1)       40,000            40,000               0            0
Barry Timberg                         3,113             3,113                0            0
Barry Timberg (1)                     10,000            10,000               0            0
Bernanrd Grotell (1)                  2,000             2,000                0            0
Bernarhrd Grotell                     623               623                  0            0
Bob Reid,
    Venture Investing Associates (1)  70,000            70,000               0            0
Bonnie Rost                           334               334                  0            0
Bruce J. Carusi                       62,500            62,500               0            0
Bruno  Carmine(1)                     4,000             4,000                0            0
Bruno Carmine                         1,254             1,254                0            0
Cameo Investments Ltd                 100,000           100,000              0            0
Chana Gold                            5,000             5,000                0            0
Charles C. Papp                       623               623                  0            0
Cheryl Eisner                         624               624                  0            0
Cheryl Weiss                          623               623                  0            0
Cheryl Weiss (1)                      2,000             2,000                0            0
Craig Agranoff                        5,000             5,000                0            0
Daniel Herman                         1,868             1,868                0            0
Daniel Herman (1)                     6,000             6,000                0            0
Darlene Cox                           167               167                  0            0
Darlene Cox (1)                       500               500                  0            0
David Dorff                           623               623                  0            0
David Dorff (1)                       2,000             2,000                0            0
David Goldstein                       167               167                  0            0
David Goldstein (1)                   500               500                  0            0
David Green                           1,254             1,254                0            0
David Green (1)                       4,000             4,000                0            0
David Johnson                         667               667                  0            0
Debra Lopez                           412               412                  0            0
Devorah Braver                        10,000            10,000               0            0
Devorah Braver (1)                    10,000            10,000               0            0
Eddy Zaken                            623               623                  0            0
Eddy Zaken (1)                        2,000             2,000                0            0
Elimelech Gold                        5,000             5,000                0            0
Ellen J. Berger                       45,000            45,000               0            0
Emil Weiss                            623               623                  0            0
Emil Weiss (1)                        2,000             2,000                0            0
Emilio Villegas                       1,245             1,245                0            0
Emilio Villegas (1)                   4,000             4,000                0            0
Emily Karzhevsky (1)                  9,000             9,000                0            0

                                      SHARES            SHARES               SHARES       PERCENTAGE
                                      OWNED             AVAILABLE            OWNED        OF CLASS
                                      PRIOR TO THIS     PURSUANT TO THIS     AFTER        AFTER
SELLING SHAREHOLDER                   OFFERING          PROSPECTUS           OFFERING     OFFERING
---------------------------------     -------------     ----------------     --------     ----------

Eric A Kahn                           623               623                  0            0
Eric A Kahn (1)                       2,000             2,000                0            0
Esther Eisner                         623               623                  0            0
Esther Eisner (1)                     2,000             2,000                0            0
Eta Glickman                          623               623                  0            0
Eta Glickman (1)                      2,000             2,000                0            0
Eugene Gulka                          623               623                  0            0
Eugene Gulka (1)                      2,000             2,000                0            0
Eva Kotowitz
     Custodian of Ledra Kotowitz      500               500                  0            0
Faigy Gold                            5,000             5,000                0            0
Felix Daniel                          623               623                  0            0
Felix Daniel (1)                      2,000             2,000                0            0
First Argentum LLC                    7,783             7,783                0            0
First Argentum LLC (1)                25,000            25,000               0            0
Frank J. Hariton (3)                  5,000             5,000                0            0
Frank Lewis                           167               167                  0            0
Frank Lewis (1)                       500               500                  0            0
Freydoon Zkashani                     1,245             1,245                0            0
Freydoon Zkashani (1)                 4,000             4,000                0            0
Gabi Aharoni                          3,113             3,113                0            0
Gabi Aharoni (1)                      10,000            10,000               0            0
Gabriel Guttman                       623               623                  0            0
Gabriel Guttman (1)                   2,000             2,000                0            0
Gary L  Wasserman (1)                 2,000             2,000                0            0
Gary Medwick                          334               334                  0            0
Gary Wasserman                        623               623                  0            0
Gemilin Chelsed Keren T.H.            4,000             4,000                0            0
Gemilth Chelsed Keren Y.N. (1)        4,000             4,000                0            0
Genilth Chesed of Keren V. N. (1)     44,000            44,000               0            0
George Watson                         1,000             1,000                0            0
George Watson (1)                     3,000             3,000                0            0
Glenn C Ross (1)                      1,000             1,000                0            0
Glenn C. Ross                         311               311                  0            0
Goldie Engel                          2,491             2,491                0            0
H P Industries, Inc. (1)              4,000             4,000                0            0
Hector Florimon                       2,491             2,491                0            0
Hector Florimon (1)                   8,000             8,000                0            0
Hector Valencia                       3,113             3,113                0            0
Hector Valencia (1)                   10,000            10,000               0            0
Hedi Hertz                            1,254             1,254                0            0
Hedi Hertz (1)                        2,000             2,000                0            0

                                      SHARES            SHARES               SHARES       PERCENTAGE
                                      OWNED             AVAILABLE            OWNED        OF CLASS
                                      PRIOR TO THIS     PURSUANT TO THIS     AFTER        AFTER
SELLING SHAREHOLDER                   OFFERING          PROSPECTUS           OFFERING     OFFERING
---------------------------------     -------------     ----------------     --------     ----------

Henry Schwartz                        10,000            10,000               0            0
Herbert Bradley                       334               334                  0            0
Herbert Bradley(1)                    1,000             1,000                0            0
Herman Lebovitch                      623               623                  0            0
Herman Lebovitch (1)                  2,000             2,000                0            0
Hindy Amsel Sherman (1)               5,000             5,000                0            0
Hindy Ansel Sherman                   1,557             1,557                0            0
Howard Ackerman                       5,000             5,000                0            0
Howard Pomerzntz                      71                71                   0            0
HP Industries, Inc.                   1,254             1,254                0            0
Ike Abady                             1,868             1,868                0            0
Ira Siegel                            5,000             5,000                0            0
Irwin Friedman                        623               623                  0            0
Irwin Friedman (1)                    2,000             2,000                0            0
Israel Jacobowitz                     6,000             6,000                0            0
Israel Jacobowitz, Bais. (1)          6,000             6,000                0            0
ITS AG                                25,000            25,000               0            0
Jack Friedman                         1,868             1,868                0            0
Jack Friedman (1)                     6,000             6,000                0            0
Jack Gartenberg (1)                   10,000            10,000               0            0
Jackie Irni                           3,113             3,113                0            0
Jackie Irni (1)                       10,000            10,000               0            0
Jacob Eisner,
     Under NY Tran Min Act            624               624                  0            0
James Staley                          500               500                  0            0
Janene Fimmeran                       334               334                  0            0
Janis Fidotta (1)                     13,000            13,000               0            0
Janis Fidotta                         15,656            15,656               0            0
Janis L Fidotta (1)                   10,000            10,000               0            0
Jay Youngerman                        2,334             2,334                0            0
Jay Youngerman (1)                    7,000             7,000                0            0
Jean Davies                           623               623                  0            0
Jean Davies (1)                       2,000             2,000                0            0
Joanne Iucci                          31,133            31,133               0            0
Joanne Iucci (1)                      100,000           100,000              0            0
Joanne Iucci                          125,000           125,000              0            0
John C. Lee (4)                       100,000           100,000              0            0
John Reeves                           623               623                  0            0
John Reeves (1)                       2,000             2,000                0            0
John Walton                           134               134                  0            0
Joseph Sterrantino                    623               623                  0            0
Joseph Sterrantino                    1,000             1,000                0            0

                                      SHARES            SHARES               SHARES       PERCENTAGE
                                      OWNED             AVAILABLE            OWNED        OF CLASS
                                      PRIOR TO THIS     PURSUANT TO THIS     AFTER        AFTER
SELLING SHAREHOLDER                   OFFERING          PROSPECTUS           OFFERING     OFFERING
---------------------------------     -------------     ----------------     --------     ----------

Joseph Sterrantino (1)                2,000             2,000                0            0
Josephine Canzoneri (1)               2,000             2,000                0            0
Josephine Canzoneri                   6,227             6,227                0            0
Juan Estevez                          747               747                  0            0
Juan Estevez (1)                      2,400             2,400                0            0
Kalma Strobel                         3,113             3,113                0            0
Kalma Strobel (1)                     10,000            10,000               0            0
Kasil Karzhevsky
    & Emily Karzhevsky JTTEN          1,868             1,868                0            0
Kenneth Defeo                         1,667             1,667                0            0
Kevin Upton                           1,557             1,557                0            0
Kevin Upton (1)                       5,000             5,000                0            0
Larry Schatz                          334               334                  0            0
Larry Schatz (1)                      1,000             1,000                0            0
Lawrence G Frisa (1)                  4,000             4,000                0            0
Lawrence G. Frisa                     1,254             1,254                0            0
Leah Gold                             5,000             5,000                0            0
Leonard  Freund (1)                   14,300            14,300               0            0
Leonard Freund                        14,300            14,300               0            0
Leora Kotowitz (1)                    1,500             1,500                0            0
Linda Levy                            3,113             3,113                0            0
Linda Levy(1)                         10,000            10,000               0            0
Louise Guardino                       667               667                  0            0
Louise Guardino (1)                   2,000             2,000                0            0
Ludwig Eisner and Cheryl Eisner       623               623                  0            0
Ludwig Eisner and Jacob Eisner        623               623                  0            0
Ludwig Eisner and Jacob Eisner        623               623                  0            0
Ludwig Eisner and Sheila Eisner       623               623                  0            0
Ludwig Eisner and Cheryl Eisner (1)   2,000             2,000                0            0
Ludwig Eisner and Jacob Eisner (1)    2,000             2,000                0            0
Ludwig Eisner and Rebecca Eisner (1)  2,000             2,000                0            0
Ludwig Eisner and Sheila Eisner (1)   2,000             2,000                0            0
Luisa Sanchez                         623               623                  0            0
Luisa Sanchez (1)                     2,000             2,000                0            0
M Brach                               7,200             7,200                0            0
M Brach, Binat Yesosschon (1)         7,200             7,200                0            0
Marcus Weiss                          623               623                  0            0
Marcus Weiss (1)                      2,000             2,000                0            0
Maria Vertsberger                     623               623                  0            0
MariaVertsberger (1)                  2,000             2,000                0            0
Marie Frisa                           1,254             1,254                0            0
Marie Frisa (1)                       4,000             4,000                0            0

                                      SHARES            SHARES               SHARES       PERCENTAGE
                                      OWNED             AVAILABLE            OWNED        OF CLASS
                                      PRIOR TO THIS     PURSUANT TO THIS     AFTER        AFTER
SELLING SHAREHOLDER                   OFFERING          PROSPECTUS           OFFERING     OFFERING
---------------------------------     -------------     ----------------     --------     ----------

Mario Ingordo                         623               623                  0            0
Mario Ingordo (1)                     2,000             2,000                0            0
Mark Frisch (1)                       10,000            10,000               0            0
Mark Greenstein                       25,000            25,000               0            0
Mark Greenstein (2)                   25,000            25,000               0            0
Martha Weber                          667               667                  0            0
Martin Janis & Co. (1)                5,000             5,000                0            0
Martin Janis and Co.                  1,557             1,557                0            0
Mayer  Guttman (1)                    33,000            33,000               0            0
Mayer Greenbaum                       60,000            60,000               0            0
Mayer Guttman                         10,000            10,000               0            0
Mayer Guttman                         31,133            31,133               0            0
Meyer Greenbaum                       25,000            25,000               0            0
Michael Collelo                       3,113             3,113                0            0
Michael Collelo (1)                   10,000            10,000               0            0
Michael Peluso                        167               167                  0            0
Michael Weiss                         1,868             1,868                0            0
Michael Weiss (1)                     6,000             6,000                0            0
Morowitz                              334               334                  0            0
Morowitz (1)                          1,000             1,000                0            0
Moses Jacobowitz                      21,500            21,500               0            0
Moses Jacobwitz, Bais Moishe Inc. (1) 21,500            21,500               0            0
Moshe Sherman                         623               623                  0            0
Moshe Sherman (1)                     2,000             2,000                0            0
Moysey Shiaynberg                     1,868             1,868                0            0
Moysey Shtaynberg (1)                 6,000             6,000                0            0
Nancy Harold                          667               667                  0            0
Nancy Harold (1)                      2,000             2,000                0            0
Neal V Muccio (1)                     2,000             2,000                0            0
Neal V. Muccio                        623               623                  0            0
Nechama Gold                          5,000             5,000                0            0
Nicolay Yahuhouid (1)                 3,300             3,300                0            0
Nicolay Yakubovich                    3,113             3,113                0            0
Nina Ghayami                          623               623                  0            0
Orly Farahan                          623               623                  0            0
Pat Crincoli                          334               334                  0            0
Patricia Quinn                        623               623                  0            0
Patricia Quinn (1)                    2,000             2,000                0            0
Paul Donnelly                         334               334                  0            0
Pegasus Asset Management              71,606            71,606               0            0
Pegasus Asset Management (1)          230,000           230,000              0            0

                                      SHARES            SHARES               SHARES       PERCENTAGE
                                      OWNED             AVAILABLE            OWNED        OF CLASS
                                      PRIOR TO THIS     PURSUANT TO THIS     AFTER        AFTER
SELLING SHAREHOLDER                   OFFERING          PROSPECTUS           OFFERING     OFFERING
---------------------------------     -------------     ----------------     --------     ----------

Peggy Weiss                           623               623                  0            0
Peggy Weiss (1)                       2,000             2,000                0            0
Peter Aftakin                         1,000             1,000                0            0
Peter Fernholz                        167               167                  0            0
Peter Fernholz (1)                    500               500                  0            0
Philip J. Davis (4)                   100,000           100,000              0            0
Philip Friedman                       3,892             3,892                0            0
Philip Friedman (1)                   4,200             4,200                0            0
Pinchus Gold                          5,000             5,000                0            0
Prolearner.com Inc. (1)               40,000            40,000               0            0
Prolearner.com, Inc.                  12,543            12,543               0            0
Ralph Bradley                         1,524             1,524                0            0
Ralph Bradley (1)                     5,875             5,875                0            0
Rebecca Eisner, Ludwig Eisner Cust    624               624                  0            0
Richard A Sulzman (1)                 2,000             2,000                0            0
Richard A. Sulzman                    623               623                  0            0
Richard Kneidel                       334               334                  0            0
Richard M Timothy (1)                 2,000             2,000                0            0
Richard M. Timothy                    623               623                  0            0
Rita P. Shea                          623               623                  0            0
Riven Trebits                         1,100             1,100                0            0
Robert Apoian                         2,000             2,000                0            0
Robert Keilman (1)                    2,000             2,000                0            0
Robert Keilman                        100,000           100,000              0            0
Robert Russo                          1,325             1,325                0            0
Robert Russo (1)                      4,000             4,000                0            0
Ronald Balkin                         1,170             1,170                0            0
Ronald Defeo                          1,667             1,667                0            0
Rose Lemkin                           1,254             1,254                0            0
Rose Lemkin (1)                       4,000             4,000                0            0
Ruth Cohen                            1,254             1,254                0            0
Ruth Cohen (1)                        4,000             4,000                0            0
Salman Gutterman                      1,500             1,500                0            0
Salman Gutterman (1)                  4,500             4,500                0            0
Sam Schwartz                          3,113             3,113                0            0
Sam Schwartz (1)                      10,000            10,000               0            0
Samuel Sherman                        623               623                  0            0
Samuel Sherman (1)                    2,000             2,000                0            0
Sandra M Perez (1)                    2,000             2,000                0            0
Sandra M. Perez                       623               623                  0            0
Sandra Rysa                           167               167                  0            0

                                      SHARES            SHARES               SHARES       PERCENTAGE
                                      OWNED             AVAILABLE            OWNED        OF CLASS
                                      PRIOR TO THIS     PURSUANT TO THIS     AFTER        AFTER
SELLING SHAREHOLDER                   OFFERING          PROSPECTUS           OFFERING     OFFERING
---------------------------------     -------------     ----------------     --------     ----------

Scott Burdo                           3,113             3,113                0            0
Scott Burdo (1)                       10,000            10,000               0            0
Sherman Rubin                         3,113             3,113                0            0
Sherman Rubin (1)                     3,300             3,300                0            0
Silkes Family Ltd Partnership         624               624                  0            0
Silkes Family LTD Partnership (1)     2,000             2,000                0            0
Solomon Marciano (1)                  2,000             2,000                0            0
Solomon Marciano                      3,113             3,113                0            0
Steven Keene                          25,000            25,000               0            0
Steven Keene (1)                      25,000            25,000               0            0
Strategic Corporate Initiative LTD    100,000           100,000              0            0
Susan Schuler (1)                     13,300            13,300               0            0
Svetlana Galperin                     1,254             1,254                0            0
Svetlana Galperin (1)                 4,000             4,000                0            0
Teresa Berger                         167               167                  0            0
The Parkview Group Inc. (1)           50,000            50,000               0            0
The Parkview Group, Inc.              15,567            15,567               0            0
Thomas Hayden                         1,000             1,000                0            0
Tibor Gershokovich                    623               623                  0            0
Tibor Gershokovich (1)                2,000             2,000                0            0
Tzvi Gold                             5,000             5,000                0            0
Victor Friedman                       3,892             3,892                0            0
Victor Friedman (1)                   12,500            12,500               0            0
Vincent Garcia                        311               311                  0            0
Vincent Garcia (1)                    1,000             1,000                0            0
Wendy Greenberg                       623               623                  0            0
Wendy Greenberg (1)                   2,000             2,000                0            0
Wing Ng                               623               623                  0            0
Wing Ng (1)                           2,000             2,000                0            0
Z Freund, Mesamche Lev                7,200             7,200                0            0
Z Freund, Mesamche Lev (1)            7,200             7,200                0            0
Zarto LTD (1)                         13,000            13,000               0            0
Zarto Ltd                             15,567            15,567               0            0
Universal Strategic Tech (2)          25,000            25,000               0            0
Strategic Corporative
     Initiative LTD (2)               100,000           100,000              0            0

(1)      Represents warrants or options with an exercise price of $8.40.
(2)      Represents warrants or options with an exercise price of $5.00.
(3)      Represents an option with an exercise price of $.02.
(4)      Represents and option with an exercise price of $.50.

         We have agreed to pay full costs and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of such items. We will not pay selling commissions and expenses associated with any sale by the selling shareholders.

         Beneficial ownership is determined in accordance with rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. As the date of this Prospectus, We believe that each person named in the table has sole voting and investment power with respect to all of the shares of our common stock listed as beneficially owned by it.

         The selling shareholders identified above may have sold, transferred or otherwise disposed of all or a portion of such securities in transactions exempt from the registration requirements of the Securities Act of 1933. The selling shareholders may sell all, part or none of the shares of common stock listed above.

Generally, only selling shareholders identified in the foregoing table who beneficially own the shares of common stock set forth opposite their respective names may sell such offered shares pursuant to the Registration Statement of which this prospectus forms a part. We may from time to time include additional selling shareholders in supplements to this prospectus

                              PLAN OF DISTRIBUTION

         The shares offered hereby may be sold from time to time by the selling shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market (including the Over the Counter Bulletin Board), or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following methods:
    (a) a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
    (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
    (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
    (d) face-to-face or other direct transactions between the selling shareholders and purchasers without a broker-dealer or other intermediary.

         In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate in the resales. Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders in amounts to be negotiated in connection with the sale. Such broker-dealers and agents and any other participating broker-dealers or agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in connection with such sales.

         In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act of 1933 might be sold under Rule 144 rather than pursuant to this prospectus.

         In connection with distributions of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell shares short and deliver the shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell pursuant to this prospectus. The selling shareholders may also pledge the shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

         Information as to whether an underwriter(s) who may be selected by the selling shareholders, or any other broker-dealer, is acting as principal or agent for the selling shareholders, the compensation to be received by underwriters who may be selected by the selling shareholders, or any broker-dealer, acting as principal or agent for the selling shareholders and the compensation to be received by other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Until such time, any broker-dealer purchasing securities offered by this Prospectus off the shelf can not receive compensation (calculated as the difference between the purchase and resale price of the securities) in excess of 8% on principal transactions or in excess of normal and ordinary brokerage commissions (which, in any event, may not exceed 5% of the sale price) for any agency transactions. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus to any person who purchases any of the shares from or through such dealer or broker.

         We have advised the selling shareholders that during such time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. With certain exceptions, Regulation M precludes any selling shareholders, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

         It is anticipated that the selling shareholders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, such sales, or the possibility thereof, may have a depressive effect on the market price of our common stock.

         Phil Davis and John Lee were founders of the Company and its officers and directors until April 2000, when they resigned in connection with the Exchange Offer transaction and present management was appointed. Lawrence S. Dobroff and Mindi Bornstein, Esq. are corporate officers. Except as specifically set forth herein, none of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

                                  OUR BUSINESS

         Dominix, Inc. ("We", "Us" or the "Company") is a Delaware corporation. In May and June 2000 we conducted an Exchange Offer where we acquired over 99% of the stock of Bookdigital.com, Inc.,"(Our Subsidiary") which operates several web sites that make books, primarily reference books, e-education, legal materials, and educational materials available for free and to paid subscribers. Prior to the Exchange Offer we had operated several businesses. Until August 2000, We were a Colorado corporation and Our name was Medical Management Systems, Inc. ("MMGS").

DEVELOPMENT OF MMGS AND ITS BUSINESS

         MMGS was organized under the laws of the State of Colorado, on July 30, 1987. MMGS was formed for the purpose of creating a corporate vehicle to seek, investigate and, if such investigation warranted, acquire an interest in business opportunities.

         On March 24, 1989, MMGS completed a public offering of 150,000 Units. Each Unit consisted of one share of its no par value common stock (the "Common Stock"), one Class A common stock purchase warrant and one Class B common stock purchase warrant. The Class A and Class B warrants expired on October 19, 1992. In connection with the offering, the underwriter received for $100 a purchase warrant for 15,000 shares of common stock at $0.60 per share.

         On September 10, 1991, MMGS' Board of Directors approved a 20 to 1 reverse stock split. On September 30, 1991, pursuant to a Share Exchange Agreement(the "Exchange"), MMGS issued an aggregated of 4,680,000 shares of Common Stock in connection with its acquisition of Staley Corp. ("Staley"), a privately held development stage Colorado corporation, wherein MMGS acquired all of the issued and outstanding shares of Staley. Prior to the exchange, MMGS had an aggregate of 610,000 shares issued and outstanding. On the same date MMGS' name was changed to Dog World, Inc. In accordance with the Agreement, all but one of MMGS' officers and directors resigned, and the directors and executive officers of Staley were elected directors and executive officers of MMGS.

         From February 1, 1992 to November 1, 1993, MMGS operated a dog training and obedience facility located in Grand Prairie, Texas under the name Dogs Only, Inc., a wholly owned subsidiary of Dog World, Inc. MMGS also offered dog boarding and kenneling, retail sales of dog and cat care supplies, dog and cat food, as well as, veterinary services through arrangements with independent veterinarians. Prior to February 1, 1992, MMGS was considered to be in the development stage and had not generated any revenues.

         During the second and third quarter of fiscal 1993, MMGS raised $543,100 in a private placement sale of 1,810,333 shares of Common Stock. The proceeds from this sale of stock were used to open a new retail facility, enhance MMGS' veterinary service capabilities and to repay outstanding bank debt.

         In June 1993, using the proceeds from the private placement, MMGS opened a second retail facility in Irving, Texas under the trade name Vet

Works+. This facility provided a wide range of total pet care services including a complete veterinary hospital, "Dogs Only" discipline training, all breed grooming, and indoor lodging and boarding, as well as, the sale of pet foods and pet care products. The original Dogs Only facility in Grand Prairie, Texas was consolidated on November 1, 1993 with MMGS' Irving, Texas Vet Works+ facility.

         On June 1, 1993, MMGS entered into an agreement with Willis C. Dearing, DVM, to purchase the assets of Dearing Animal Hospital, Inc. for cash. This agreement allowed MMGS to offer veterinary services to patrons of its stores, also provided for certain stock option arrangements with Dr. Dearing.

         In 1994, MMGS issued 860,000 shares of Common Stock to individuals in a private placement that raised net cash proceeds of $250,471.

         On March 15, 1995, MMGS filed a Form 15 with the SEC to terminate its duty to file reports under section 13 and 15(d) of the Securities Exchange Act of 1934.

         In April 1995, substantially all of MMGS' assets and business operations were sold and MMGS subsequently changed its name to Medical Management Systems, Inc.

         On June 26, 1995, MMGS issued 6,000,000 shares to Jack R. Daugherty, a former officer and director of MMGS, in lieu of payment of a loan in the amount of $150,000 due to Mr. Daugherty.

         On June 26, 1995, MMGS issued 3,000,000 shares to Donald L. Parnell, a former officer and director of MMGS, in lieu of payment of salary in the amount the $75,000 due Mr. Parnell.

         On June 26, 1995, MMGS issued 400,000 shares to Gary A. Agron, in lieu of payment of legal fees in the amount of $10,000.

         In August 1996, Mr. Davis, MMGS' President, acquired 9,825,498 shares from Jack Daugherty and Donald Parnell, former officers and directors of MMGS and MMGS changed its business purpose to that of a "shell" corporation.

         On May 7, 1997, MMGS entered into an Agreement and Release with Vet Works+ and Willis C. Dearing, DVM, modifying their previous agreement dated March 28, 1995. The Agreement and Release is a settlement of all disputes and claims between the parties. The Agreement and Release provides the surrender and cancellation of the options granted to Dr. Dearing under the 1994 Incentive Stock Option Agreement under the Dog World, Inc. Incentive Stock Option Plan.

         In June 1997, Mr. Davis transferred 3,275,000 shares of Common Stock each to Mr. Lee, MMGS' Secretary, and Mr. Van Gundy, MMGS' Treasurer, respectively.

         On October 15, 1998, MMGS issued 3,334,934 shares of Common Stock to Philip J. Davis in consideration of cash advances to MMGS in the amount of $16,724.67 and 3,334,934 shares of Common Stock to John C. Lee in consideration of cash advances to MMGS in the amount of $16,724.67.

         On January 19, 1999, MMGS reverse split its shares on a one-for one hundred basis.

         On April 9,1999, MMGS' board of directors granted bonuses to the three directors totaling $300,000. These bonuses have been satisfied as set forth below.

         July 15, 1999, MMGS issued 5,518 shares of Common Stock to Philip J. Davis in consideration of cash advances to MMGS in the amount of $5,518.00 and 5,518 shares of Common Stock to John C. Lee in consideration of cash advances to MMGS in the amount of $5,518.00.

         On September 30, 1999, MMGS issued 1,109 shares of Common Stock to Philip J. Davis in consideration of cash advances to MMGS in the amount of $1,109.00 and 1,109 shares of Common Stock to John C. Lee in consideration of cash advances to MMGS in the amount of $1,109.00.

         MMGS filed its Form 10-SB on a voluntary basis. It had no obligations pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). MMGS believed that by filing such Form 10-SB and being obligated to file reports pursuant to Section 13 of the Exchange Act, it could attract an acquisition candidate of greater financial value with a track record of success. While MMGS believes it will be a more attractive acquisition candidate, there is no assurance that the foregoing assumption is correct.

         Pursuant to a letter agreement, dated April 17, 2000, but executed on April 26, 2000, Messrs. Davis, Lee and van Gundy, all of the then members of MMGS' board have resigned as officers and directors of MMGS and appointed Ray Vahab and Zahra S. Yamani, the then directors of Bookdigital as the officers and directors of MMGS. Messrs. Davis and Lee also reduced their bonuses due from MMGS so that all of the outstanding indebtedness of MMGS could be satisfied by the payment of $200,000. Bookdigital paid $200,000 on behalf of MMGS (which is being treated as a loan from Bookdigital to MMGS) to satisfy this indebtedness. In addition, each of Messrs. Davis and Lee were granted a 3 year option to purchase 100,000 shares of MMGS' common Stock at $.50 per share. These options are included in this Prospectus.

THE EXCHANGE OFFER AND OUR REINCORPORATION AS A DELAWARE CORPORATION

         In May and June 2000 We conducted the Exchange Offer for all of the shares of Our Subsidiary. The Exchange Offer provided that each share of Bookdigital.com, Inc. could be exchanged for .31133 of Our shares. The then shareholders of Our Subsidiary consisted of its present and former officers and directors, purchasers in two private placements (all of whom were accredited investors) and persons who had received securities of Our Subsidiary pursuant to various consulting arrangements. Over 99% of Our Subsidiary's shares were exchanged for Our shares in the Exchange Offer and the former holders of Our Subsidiary received approximately 93% of Our issued and outstanding stock. In August 2000, We completed Our reincorporation merger where We became a Delaware corporation named Dominix, Inc. The shares of Medical Management Systems, Inc. were exchanged for the shares of Dominix, Inc. on a one for one basis.

OUR PRESENT BUSINESS

         Our current business is operated through Our Subsidiary, Bookdigital.com, Inc. Bookdigital.com Inc., is a Delaware corporation formed in March of 1999 and is a development stage company engaged in certain areas of web commerce. Bookdigital is comprised of three sites/divisions, WWW.BOOKDIGITAL.COM, a general comprehensive online reference site, WWW.BOOKDIGITALSCHOOLS.COM, a site that serves schools, and WWW.LAWXPRESSUSA.COM , an online legal subscription service for attorneys, consultants and paralegals, which is in beta testing.

         The BOOKdigital.com web site was developed after surveys showed that greater than 87% of users utilize the Internet to research and/or find information, and yet there were not any sites on the Internet devoted to this. In fact, finding information on the Internet has gotten much more difficult as the size of the Internet has grown. The past method of finding information online was to use a search engine. With the current size of the Internet, if you utilize a search engine and attempt to find information, on breast cancer for example, the amount of hits can range up to 7,000,000 depending upon the search engine used. This amount of information is hard to digest and is not useful.

         We have designed Our web site to exploit this untapped online reference niche by organizing what We believe is the best information available on both the Internet and in printed material, and then arranging the information in a logical easy-to-use format. WWW.BOOKDIGITAL.COM has a comprehensive set of books, pamphlets, journals, research data and links that, to Our knowledge, is unsurpassed in content. Currently, Bookdigital.com contains in excess of 10,000 digitalized books as well as journals, reference materials and other useful sources of information. The Company is developing strategic relationships with certain publishers to increase additional books to its Domain and at this time all the books are in English however the Domain will be adding additional books in Spanish, German, Italian, French, etc. The search format to obtain any data and or information is easy to use and friendly and is provided through the Company's proprietary search engine. Any search may be conducted by entering a key word, title, author and or subject.

         Our WWW.BOOKDIGITALSCHOOLS.COM web site is designed to serve primary and secondary schools. WWW.BOOKDIGITALSCHOOLS.COM offers schools the "Total Internet Education Solution" ("TIES(TM)") internet package which includes a customized school browser, real time and taped tutoring via the Internet, calendaring, chat rooms, community news and activities, school events and other features.

          The WWW.BOOKDIGITALSCHOOLS.COM web site is designed to provide premier educational services and curriculum programs to enhance the quality of education, especially for students. We attempt to provide the highest quality multimedia content available and integrate it with current Internet communications technologies to create a rich learning environment. Our format is designed to create an entertaining format for the learning experience. We have entered into various strategic alliances with ISP's, IP's, and hardware and software suppliers to provide Internet access, hardware, software, networking and other related services to schools nationwide. We are marketing Our package in the United States, Puerto Rico and the Carribean.

         The legal division/site, WWW.LAWXPRESSUSA.COM , will be a comprehensive online legal subscription service that will cater to attorneys, consultants, paralegals and accountants, among others. We believe that this is a highly desirable and lucrative area since the legal profession is an area of business where research is essential. In all areas of legal practice whether traffic tickets, family issues, or criminal issues, attorneys and other legal professionals must use some type of research device to find laws, precedents, cases, etc. We identified through consultations with attorneys and other study groups that if We could capture all laws, regulations, statutes, and case law, and then display this data in the format preferred by legal professionals, that they are willing, indeed anxious, for affordable legal research tools.

         Bookdigital.com has incorporated banner advertising. Research has shown that the demographics of personnel conducting reference searches on the internet is quite unique, and of a high educational and economic status. This has led to over 130 companies (such as Borders, Staples, Amazon.com, Barnes & Noble etc.) entering into an agreement with Bookdigital.com to advertise on its site.

         Bookdigital also plans to start charging a flat fee to any users of the new electronic books for unlimited download access to our digital books in their required format.

         Dominix, through two recently established subsidiaries, Universal Wireless Telecom Inc, and Worldwide Wireless Telecom Inc.. is in the initial stages of entering the telecommunications business. We are contemplating such areas as Web Hosting, being an ISP, and selling telecommunication services through a switch that we are considering purchasing.

         Dominix is constantly reviewing strategic relationships, including joint ventures, acquisitions and investments in those companies that will benefit Our operations, including those of Our subsidiaries. To date we have not entered into any definitive agreements regarding such agreements.

COMPETITION

         Each of Our web sites faces competition from several sources. Certain reference materials offered by our WWW.BOOKDIGITAL.COM web site are available elsewhere on the Internet. We also compete with libraries and non-electronic forms of these works. We try to compete by offering a large selection of non-copyrighted material efficiently organized at one web site.

         WWW.LAWXPRESSUSA.COM is not yet operational, but will face competition from other established companies offering legal research tools, such as Lexis-Nexis and Westlaw and from new companies, such as Louis Law which also offer legal research through the Internet.

         WWW.BOOKDIGITALSCHOOLS.COM operates in a highly competitive market characterized by many new entrants. We are seeking to compete by combining Our content with a telecommunication solution for schools.

         In each of Our divisions we face competitors who have established reputations or have far greater resources than Us. We will seek to compete based on the unique presentation of our information and on price.

EMPLOYEES

         We have 23 employees of which 22 are employed on a full time basis. 5 of our employees are management executives, 6 are in sales and marketing, 9 are computer programmers and 3 are clerical employees. None of Our employees are represented under a collective bargaining agreement and We consider our relations with Our employees to be good.

PROPERTIES

         Our principal executive office consists of approximately 7,500 square feet located at 142 West 36th Street - 2nd Floor, New York, New York and we lease this these premises under a 5 year lease expiring August 2005. The monthly rental is presently $18,150 and will increase at 4% per year. We will also be responsible for our proportionate share of the increase in real estate taxes.

         We also lease approximately 3,000 square feet at 647 Franklin Avenue, Garden City, New York, which is used for sales and marketing. This space is leased through February 2003 with a base rent of $2,750 per month which will increase approximately 5% per year.

         We also lease approximately 1,850 square feet of space at 65 Broadway, New York, New York, which is used for programming. This space is leased through December 2007 with a current base rent of $2,992.50 per month. We will also be responsible for our proportionate share of the increase in real estate taxes.

         We believe that Our leased premises are adequate for Our present needs.

LITIGATION

         We are not currently party to any material litigation.


                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES
-----------------------------------------------

         The following sets forth the names of Our directors and officers. Our directors are elected annually by the shareholders and the officers are appointed annually by the Board of Directors. The executive officers, directors and key employees of Bookdigital and their respective ages as of October 13, 2000, are as follows:

NAME                        AGE           POSITION

Ray Vahab                   52            Chairman, CEO and a Director
Zahra S. Yamani             29            Director, President and Secretary
Mindi Bornstein             39            Vice President and General Counsel
Lawrence S. Dobroff         43            Chief Financial Officer
Henry Schwartz              73            Director
Robert Keilman              55            Vice Chairman and Director

RAY VAHAB has been an officer and director of Director of Bookdigital since December 1999 and an officer and director of the Company since April 2000. Mr. Vahab's experience is in the areas of business and finance for the past twenty years. Mr. Vahab was also the Senior Managing Director of First Madison Securities, Inc. , a NASD member firm from 1995 to February 2000. He has been involved in advising and assisting private and public companies in their growth, financing, capital structuring and mergers and acquisitions. Mr. Vahab is a graduate of Isfahan University and holds a Doctorate degree in Pharmacy.

ZAHRA YAMANI has been an officer and a director of Bookdigital since its inception and an officer and a director of the Company since April 2000. Ms. Yamani has experience in research and development in the areas of physics and computation technology. She is currently completing her Ph.D. in research on high temperature super conductivity from the University of Toronto. Ms. Yamani has been a research assistant in the physics department of the University of Toronto since 1998. From 1992 to 1998 Ms. Yamani was a teaching assistant in the physics department of Sharif University of Technology in Iran.

MINDI BORNSTEIN, ESQ. was appointed Vice President/General Counsel in June, 2000 and is an attorney with fifteen years of experience. Ms. Bornstein worked for seven years as Litigation Manager of Professional Liability claims for two major insurance companies, American International Group and Great American Financial. Ms. Bornstein graduated from New York University School of Law and holds a BS in Business/Marketing from the University of Maryland-summa cum laude.

LAWRENCE S. DOBROFF was appointed elected Chief Financial Officer in July, 2000. Mr. Dobroff is a Certified Public Accountant and received his MBA from Baruch College and holds a BA from Queens College. From 1996 to 2000, Mr. Dobroff was a consultant to various development stage and start up companies. From 1997 to 1998, Mr. Dobroff was the Chief Financial Officer of Ecotyre Technologies, a publicly held manufacturer of remolded tires. From 1990 to 1995, Mr. Dobroff was the Vice President, Finance and Administration of Austin Productions, Inc., a privately held multi-national manufacturer of decorative home accessories.

HENRY SCHWARTZ joined the Company in February 2000 as special advisor for its BOOKdigitalSchools educational program. He became a member of the Board of Directors as of October 2000. Mr. Schwartz's past 30 years experience include evaluating and advising emerging educational technology companies, expansion and funding. From 1969 to 1980, Mr. Schwartz was an officer and director of National Information and Education Utilities, California Information and Education, Inc., Florida Information and Utilities, Inc., Southwest Information and Education and Utilities, Inc. and Long Island Information and Education Utilities, Inc. Mr. Schwartz has been a director of WaterChef, Inc. since 1990 and a director of Civilization Communications since 1995, Mr. Schwartz attended Norwich

University, MIT and Brooklyn Polytechnic Institute where he received his engineering degree.

ROBERT KEILMAN joined the Company is October 2000 as its Vice Chairman and a Director. From 1999 to 2000 Mr. Keilman was CEO/Chairman of Focus Strategies, Inc., a marketing company which specializes in corporate entertainment for multinational corporations. Previously, Mr. Keilman worked for The Bank of New York for 23 years of which the last 17 years was as their Comptroller/Senior Vice President. Mr. Keilman also served as a director of the Bank of New York's credit card and insurance subsidiaries. Mr. Keilman was also a director of the Bankers Insurance Captive, Ltd. until 1998.

EXECUTIVE COMPENSATION
----------------------

         The following table sets forth the compensation (all cash) paid to Our five highest paid executive officers during the years ended December 31, 1998; December 31, 1999; and during the nine months ended September 30, 2000.

                               2000             1999              1998
                               ----             ----              ----
Don Rose                       39,919           49,616            0
Ray Vahab                      67,260           0                 0
Lawrence Dobroff               22,308           0                 0
John C. Lee                    75,000           0                 0
Philip J. Davis                75,000           0                 0
Charles Van Gundy              50,000           0                 0
Zahra S. Yamani                11,375           43,750            0

EMPLOYMENT AGREEMENTS

         We entered into a five year employment agreement with Ray Vahab, dated as of September 1, 2000, which provides for compensation of $195,000 during the first year of its term, $250,000 during the second year of its term, $300,000 during the third year of its term, $400,000 during the fourth year of its term and $500,000 during the fifth year of its term. The employment agreement contains a covenant not to compete and provides that Mr. Vahab may be paid a bonus in the discretion of our Board of Directors.

         We entered into a one year employment agreement with Mindi Bornstein in June, 2000 which provides for an annual salary of $70,000.

         We entered into an employment agreement with Lawrence S. Dobroff in July, 2000 which provides for an annual salary of $100,000

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information, as of October 13, 2000, with respect to Our directors, named executive officers and each person who is known by Us to own beneficially more than 5% of Our stock, and with respect to shares owned beneficially by all of Our directors and executive officers as a group. The address for all of Our directors and executive officers is 142 West 36th Street - 2nd Floor, New York, New York 10018.

Name and                            Amount and Nature of
Address of                          Beneficial                        Percent of
Beneficial Owner                    Ownership (1)                     Class
----------------                    --------------------              ----------

Ray Vahab                           2,083,316 (2)                     31.7%

Zahra S. Yamini                     1,773,336 (3)                     27.0%
321 Floor St. West
Toronto, Ontario
M55155, Canada

Lawrence S. Dobroff                    10,000 (4)                       .2%

Mindi Bornstein                        10,000 (4)                       .2%

Henry Schwartz                         17,783 (5)                       .3%

Robert Keilman                        102,000 (6)                      1.6%

Homework 911.com, Inc.                965,123                         14.7%
1675 Broadway
New York, New York 10019

All officers and directors
as a group (6 persons)              3,996,435 (2)(3)(4)(5)(6)         60.9%

(1) Beneficial ownership of the Common Stock has been determined for this purpose in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Exchange Act"), under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership within 60 days.

(2) These shares are owned by the Ray Vahab Trust. Includes 1,922,660 shares subject to a currently exercisable option with an exercise price of $.0001 per share.

(3) Zahra S. Yamani, is the sole officer and director of Knightsbridge Capital, Inc., as well as its controlling shareholder. 1,262,754 of Ms. Yamani's shares are held by Knightsbridge.

(4) These shares represent a stock option exercisable at $5.00 per share and expiring on July 31, 2002.

(5) 7,783 of these shares are owned by First Argentum, LLC, which is partially owned by Mr. Schwartz. Mr. Schwartz does not disclaim beneficial ownership of these shares.

(6) 2,000 of these shares are issuable upon exercise of currently exercisable warrants with an exercise price of $8.40 per share expiring October 1. 2001.


                              CERTAIN TRANSACTIONS

         During May and June of 2000 We made an exchange offer to the stockholders of BookDigital.com, Inc., a privately held Delaware corporation. See "Our Business- The Exchange Offer and Our Reincorporation in Delaware on Page __. Each of our officers and directors who owned shares of BookDigital.com, Inc. participated in the exchange offer and received the shares set forth under "Principal Shareholders" on the same terms as each of our other shareholders.

         During August, 2000 Our Board of Directors determined to honor certain groups of the outstanding options and warrants of Bookdigital.com, Inc. for the full amount of shares and for their original exercise price, notwithstanding the fact that each Bookdigital.com, Inc. share was converted into only .31133 of Our shares in the Exchange Offer. To the extent that Our officers and directors owned options or warrants, they also benefitted from this action by Our Board, except that a certain option owned by The Ray Vahab Trust was reverse split on the same ratio as the Bookdigital.com, Inc. shares were exchanged and became exercisable for fewer shares. The options and warrants received by Our officers and directors are set forth under "Principal Shareholders".

         On October 1, 2000, Ray Vahab lent Us $70,000 for working capital. The loan is evidenced by a Note bearing interest at 8% per annum, is payable on November 1, 2000 and, at Mr. Vahab's option, is convertible into our Common Stock at Mr. Vahab's option at 70% of the then market price for Our Common Stock.

         In April, 2000, in connection with their resignation as Our officers and directors, each of Phillip J. Davis and John C. Lee were granted options to purchase 100,000 shares of Our Common Stock at $.50.


                            DESCRIPTION OF SECURITIES

         We are authorized to issue 20,000,000 shares of Common Stock, $.0001 par value, and 5,000,000 shares of Preferred Stock, $.0001 par value. As of September 30, 2000 We had 6,534,785 shares of Common Stock outstanding and no shares of preferred stock were designated or outstanding.

COMMON STOCK

         Holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders generally, including the election of directors. Holders of Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they chose to do so, and in such event, the holders of the remaining shares will not be able to elect any persons to the Board of Directors. The holders of Common Stock have no preemptive or other subscription or conversion rights with respect to any stock issued by Us. The Common Stock is not subject to redemption, and the holders thereof are not liable for further calls or assessments. Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and to share pro-rata in any distributions to the holders of Common Stock. There are no redemption or sinking fund provisions available to the Common Stock. All outstanding shares of Common Stock are validly authorized and issued and are fully paid and non-assessable, and the shares of Common Stock to be issued upon completion of the Offering will be validly authorized and issued, fully paid and non-assessable.

PREFERRED STOCK

         The Preferred Stock is issuable with such rights, preferences, privileges and such number of shares constituting each series to be fixed by the Board of Directors without further action by the holders of Common Stock or Preferred Stock. The Board of Directors could, without stockholder approval, issue Preferred Stock with voting and conversion rights, which could dilute the voting power of the holders of the Common Stock. The issuance of shares of Preferred Stock by the Board of Directors could be utilized, under certain circumstances, as a method of preventing a takeover of the Company. As of the date of this Prospectus, the Board of Directors has not designated any series of Preferred Stock and has not issued any Preferred Stock. There are no agreements or understandings for the issuance of any shares of Preferred Stock.

WARRANTS

         We currently have outstanding 9,231,875 Class A Redeemable Common Stock Purchase Warrants. Each Class A Warrant entitles the holder thereof to purchase one Share for $8.40 until expiration or redemption. The Class A Warrants expire on October 1, 2001, and We have the right to redeem the Warrants at a price of $.10 per Warrant on twenty days written notice to the Warrant holders provided that the closing bid price of the Common Stock, as reflected in a trading market, has been at least $10.08.

         We have reserved a sufficient number of shares of Common Stock for issuance upon any exercise of the Class A Warrants and such shares, upon issuance, will be fully paid and non-assessable.

         The number of shares of Common Stock issuable upon exercise of the Class A Warrants are subject to adjustments upon certain events, including the declaration by the Company of a stock split, the reclassification, subdivision or combination of outstanding shares of Common Stock into a greater or lesser number of shares. In such event, the exercise price of the Warrants shall be adjusted accordingly.

         Holders of Warrants are not entitled to vote upon any matters presented to the holders of the Common Stock or to receive dividends until such Warrants have been exercised. There is no market for the Warrants, nor is there any assurance that a market might develop.

         For the life of the Warrants, the holders thereof are given the opportunity to profit from any rise in the market value of the Our Common Stock at the expense of the holders of the Common Stock through the dilution of their equity interest in the Company. The presence of the Warrants might adversely impact Our ability to raise additional capital on favorable terms.

         With respect to the Company, the lapse or non-exercise of any of the Warrants may result in ordinary income.

         The Warrants may be exercised, in whole or in part, upon surrender of the Warrant Certificate representing the Warrants on or prior to the expiration or redemption date of the Warrants accompanied by payment of the exercise price of the Warrants. The holders of the Warrants will not have the rights or privileges of holders of Common Stock until the Warrants are exercised. The Company included the shares of Common Stock underlying the Warrant in the Registration Statement of which this Prospectus forms a part.

TRANSFER AGENT WARRANT AGENT

         The Transfer Agent for the Common Stock and Units and the Warrant Agent for the Warrants is American Stock Transfer Company, Inc., 6201 15th Avenue - 3rd Floor, Brooklyn, NY 11219.

POSSIBLE ANTI-TAKEOVER EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

         The Company has a large number of authorized but unissued Common Stock and Preferred Stock. One of the effects of the existence of authorized but unissued capital stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of the Company's management. In this regard, the Company's Articles of Incorporation grant the Board of Directors broad power to establish the rights and preferences of the authorized and unissued Preferred Stock, one or more series of which could be issued entitling holders to vote separately as a class on any proposed merger or share exchange, to convert Preferred Stock into a large number of shares of Common Stock or other securities, to demand redemption at a specified price under prescribed circumstances related to a change in control, or to exercise other rights designed to impede a takeover.

LIMITATION OF LIABILITY

         The Company's Certificate of Incorporation and By-laws limit the liability of directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, including gross negligence, except liability for
(i) breach of the directors' duty of loyalty;

(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law,
(iii) the unlawful payment of a dividend or unlawful stock purchase or redemption, and
(iv) any transaction from which the director derives an improper personal benefit.
Delaware law does not permit a corporation to eliminate a director's duty of care, and this provision of the Company's Certificate of Incorporation has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director's breach of the duty of care.

         The Company's Certificate of Incorporation authorizes the Company to purchase and maintain insurance for the purposes of indemnification. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent for which indemnification will be required or permitted under the Company's Certificate of Incorporation, By-laws or indemnification agreements. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

CORPORATION TAKEOVER PROVISIONS

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

         The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Under Section 203, certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its original certificate of incorporation not to be governed by
Section 203 (the Company did not make such an election), (ii) the business combination was approved by the Board of Directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to render or vote stock held by the plan) or, (iv) the business combination was approved by the Board of Directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporation's voting stock. Section 203 could prohibit or delay a merger, takeover or other change in control of the Company and therefore could discourage attempts to acquire the Company.

STOCKHOLDER MEETINGS AND OTHER PROVISIONS

         Under the By-laws, special meetings of the stockholders of the Company may be called only by the Company's President or by the Company's President and Secretary at the request of a majority of the members of the Board of Directors. Stockholders are required to comply with certain advance notice provisions with respect to any nominations of candidates for election to the Company's Board of Directors or other proposals submitted for stockholder vote. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

                                  LEGAL MATTERS

         Certain legal matters in connection with the Offering are being passed upon for the Company by Frank J. Hariton, Esq., 1065 Dobbs Ferry Road, White Plains, New York 10607. Mr. Hariton owns a warrant to purchase 5,000 shares of the Company's common stock with an exercise price of $.02 per share.

                                     EXPERTS

         The financial statements included in this Prospectus have been audited by Simon Krowitz Bolin & Associates, P.A., 11300 Rockville Pike - Suite 800 Rockville, Maryland 20852, independent certified public accountants, for the periods and to the extent as set forth in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of said firm as experts in accounting and auditing.

                          STATEMENT ON INDEMNIFICATION

         The Company has adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Act (the "Delaware Act") which eliminates or limits the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty under certain circumstances. Furthermore, under Section 145 of the Delaware Act, the Company may indemnify each of its directors and officers against his expenses (including reasonable costs, disbursements and counsel fees) in connection with any proceeding involving such person by reason of his having been an officer or director to the extent he acted in good faith and in a manner reasonably believed to be in, or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The determination of whether indemnification is proper under the circumstances, unless made by a court, shall be determined by the Board of Directors. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                          INDEX TO FINANCIAL STATEMENTS


INDEPENDENT AUDITORS' REPORT                                                 F-2

FINANCIAL STATEMENTS

    BALANCE SHEET - DECEMBER 31, 1999                                        F-3

    STATEMENT OF INCOME AND COMPREHENSIVE INCOME - FOR THE PERIOD
      MARCH 25 (INCEPTION) TO DECEMBER 31, 1999                        F-4 - F-5

    STATEMENT OF CHANGE IN STOCKHOLDERS' EQUITY - FOR THE PERIOD
      MARCH 25 (INCEPTION) TO DECEMBER 31, 1999                              F-6

    STATEMENT OF CASH FLOWS - FOR THE PERIOD MARCH 25 (INCEPTION)
      TO DECEMBER 31, 1999                                                   F-7

    NOTES TO FINANCIAL STATEMENTS - FOR THE PERIOD ENDED
      DECEMBER 31, 1999                                               F-8 - F-11

    BALANCE SHEET - (UNAUDITED) JUNE 30, 2000                               F-12

    STATEMENT OF INCOME AND COMPREHENSIVE INCOME - FOR THE PERIOD
      MARCH 25 (INCEPTION) TO JUNE 30, 2000                          F-13 - F-14

    STATEMENT OF CHANGE IN STOCKHOLDERS' EQUITY - FOR THE PERIOD
      MARCH 25 (INCEPTION) TO JUNE 30, 2000                                 F-15

    STATEMENT OF CASH FLOWS - FOR THE PERIOD MARCH 25 (INCEPTION)
      TO JUNE 30, 2000                                                      F-16

    NOTES TO FINANCIAL STATEMENTS - FOR THE PERIOD ENDED JUNE 30, 2000      F-17

                     SIMON KROWITZ BOLIN & ASSOCIATES, P.A.
                         11300 ROCKVILLE PIKE, SUITE 800
                            ROCKVILLE, MARYLAND 20852



INDEPENDENT AUDITORS' REPORT


To the Board of Directors of
Bookdigital.com, Inc.
New York, New York


We have audited the accompanying balance sheet of Bookdigital.com, Inc. (a development stage company) as of December 31, 1999 and the related statements of income and retained earnings and cash flows for the period from March 25, 1999 (inception) to December 31, 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bookdigital.com, Inc. as of December 31, 1999 and the results of its operations and its cash flows for the initial period then ended in conformity with generally accepted accounting principles.




April 7, 2000

                                                           BOOKDIGITAL.COM, INC.

                                                   (A DEVELOPMENT STAGE COMPANY)

                                                                   BALANCE SHEET

                                                               DECEMBER 31, 1999

================================================================================

ASSETS

CURRENT ASSETS
     Cash                                                           $    43,319
     Marketable Equity Securities                                         2,144
     Development Costs                                                3,054,800
--------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                $ 3,100,263
--------------------------------------------------------------------------------

PROPERTY AND EQUIPMENT
     Furniture and Fixtures                                              20,251
     Equipment                                                           39,021
     Leasehold Improvements                                              16,250
     Accumulated Depreciation, Amortization                              (4,245)
--------------------------------------------------------------------------------
TOTAL PROPERTY AND EQUIPMENT                                             71,277
--------------------------------------------------------------------------------

OTHER ASSETS
     Investment                                                           5,000
     Security Deposits                                                   27,601
--------------------------------------------------------------------------------
TOTAL OTHER ASSETS                                                       32,601
--------------------------------------------------------------------------------
TOTAL ASSETS                                                        $ 3,204,141
================================================================================

LIABILITY AND STOCKHOLDERS' EQUITY

CURRENT LIABILITY
     Accounts Payable                                               $   104,372
--------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY
     Common Stock - $.001 Par Value; 20,000,000 Shares
         Authorized, 5,199,000 Shares Issued and Outstanding              5,390
     Paid-in Capital                                                  3,787,167
     Paid-in Capital - Warrants                                         213,204
     Retained (Deficit) accumulated during development stage           (905,992)
--------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                            3,099,769
--------------------------------------------------------------------------------
TOTAL LIABILITY AND STOCKHOLDERS' EQUITY                            $ 3,204,141
================================================================================

                         SEE AUDITORS' REPORT AND NOTES TO FINANCIAL STATEMENTS.

                                                           BOOKDIGITAL.COM, INC.

                                                   (A DEVELOPMENT STAGE COMPANY)

                                    STATEMENT OF INCOME AND COMPREHENSIVE INCOME

                        FOR THE PERIOD MARCH 25 (INCEPTION) TO DECEMBER 31, 1999

================================================================================

REVENUES                                                               $      0
--------------------------------------------------------------------------------

EXPENSES
     Officer's Salaries                                                 117,300
     Clerical Salaries                                                   10,740
     Project Salaries                                                    34,243
     Developers Salaries                                                 46,390
     Other Salaries                                                      10,243
     Temporary Help                                                       9,860
     Consulting Fees                                                    115,412
     Advertising                                                         18,396
     Insurance                                                            9,062
     Office Expenses                                                     23,725
     Professional Fee - Public Relations                                 47,500
     Professional Fee - Accounting                                       17,024
     Professional Fee - Legal                                            45,094
     Professional Fee - Other                                            74,092
     IPO Expenses                                                       174,640
     Software Expense                                                     6,312
     Rent                                                                25,460
     Retainer Fee                                                        65,000
     Stock/Registration Fees                                              7,462
     Advertising - Internet                                              39,500
     Depreciation Expense, Amortization                                   4,245
     Payroll Tax Expense                                                 20,979
     Miscellaneous                                                        8,375
     Telephone Expenses                                                  13,578
--------------------------------------------------------------------------------

TOTAL EXPENSES                                                          944,632
--------------------------------------------------------------------------------

                                                           BOOKDIGITAL.COM, INC.

                                                   (A DEVELOPMENT STAGE COMPANY)

                        STATEMENT OF INCOME AND COMPREHENSIVE INCOME (CONTINUED)

                        FOR THE PERIOD MARCH 25 (INCEPTION) TO DECEMBER 31, 1999

================================================================================

OTHER INCOME (EXPENSE)
     Interest Income                                                  $   2,972
     Gain on Sale of Marketable Securities                               36,792
     Interest Expense                                                    (1,313)
--------------------------------------------------------------------------------

TOTAL OTHER INCOME (EXPENSE)                                          $  38,451

NET (LOSS)                                                             (906,181)

OTHER COMPREHENSIVE INCOME
     Unrealized Gain on Securities                                          189
--------------------------------------------------------------------------------

COMPREHENSIVE (LOSS)                                                  $(905,992)
================================================================================

                      SEE ACCOUNTANTS' REPORT AND NOTES TO FINANCIAL STATEMENTS.

                                                                                                  BOOKDIGITAL.COM, INC.

                                                                                          (A DEVELOPMENT STAGE COMPANY)

                                                                            STATEMENT OF CHANGE IN STOCKHOLDERS' EQUITY

                                                    FOR THE PERIOD FROM MARCH 25, 1999 (INCEPTION) TO DECEMBER 31, 1999
=======================================================================================================================
                                                                                         ACCUMULATED
                                                                       RETAINED             OTHER
                                                       PAID-IN         EARNINGS         COMPREHENSIVE
                                      COMMON STOCK     CAPITAL        (DEFICIT)            INCOME             TOTAL
-----------------------------------------------------------------------------------------------------------------------
Balance March 25, 1999                        0       $         0     $        0       $         0        $         0

Issuance of Common Stock                  5,390                                                                 5,390

Paid-in Capital                                         3,787,167                                           3,787,167

Paid-in Capital - Warrants                                213,204                                             213,204

Comprehensive Income (Loss) to
 December 31, 1999                                                      (906,181)         (906,181)          (906,181)

Unrealized Gain on Securities                                                                  189                189
-----------------------------------------------------------------------------------------------------------------------

Balance - December 31, 1999               5,390       $ 4,000,371     $ (906,181)      $  (905,992)       $ 3,099,769
=======================================================================================================================

                                                                SEE AUDITORS' REPORT AND NOTES TO FINANCIAL STATEMENTS.

                                                                BOOKDIGITAL.COM, INC.

                                                        (A DEVELOPMENT STAGE COMPANY)

                                                              STATEMENT OF CASH FLOWS

                  FOR THE PERIOD FROM MARCH 25, 1999 (INCEPTION) TO DECEMBER 31, 1999
=====================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES
     Net (Loss)                                                          $  (906,181)
     Adjustments to Reconcile Net (Loss) to Net Cash Used by Operating
      Activities
       Depreciation                                                            3,974
       Amortization                                                              271
     Changes in Operating Assets and Liabilities:
       Increase in Development Costs                                      (3,054,800)
       (Increase) in Security Deposits                                       (27,601)
       Increase in Accounts Payable                                          104,372
-------------------------------------------------------------------------------------
NET CASH USED BY OPERATING ACTIVITIES                                     (3,879,965)
-------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of Furniture and Fixtures                                      (20,251)
     Purchase of Equipment                                                   (39,021)
     Leasehold Improvements                                                  (16,250)
     Proceeds from Sale of Securities                                      6,263,344
     Purchase of Securities                                               (6,265,299)
     Purchase Investment                                                      (5,000)
-------------------------------------------------------------------------------------
NET CASH USED BY INVESTING ACTIVITIES                                        (82,477)
-------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from Issuance of Common Stock                                3,792,557
     Issuance of Warrants                                                    213,204
-------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                  4,005,761
-------------------------------------------------------------------------------------

NET INCREASE IN CASH                                                          43,319

CASH - BEGINNING                                                                   0
-------------------------------------------------------------------------------------

CASH - ENDING                                                            $    43,319
-------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE:
     Interest Paid                                                       $       888
-------------------------------------------------------------------------------------

NONCASH INVESTING ACTIVITIES:
     Issuance of Common Stock for Services included in Start-up Costs    $ 2,718,400
     Issuance of Warrants for Services included in Start-up Costs            213,204
=====================================================================================

                              SEE AUDITORS' REPORT AND NOTES TO FINANCIAL STATEMENTS.

                                                           BOOKDIGITAL.COM, INC.

                                                   (A DEVELOPMENT STAGE COMPANY)

                                                    NOTES TO FINANCIAL STATEMENT

                                                               DECEMBER 31, 1999

================================================================================

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         HISTORY AND BUSINESS ACTIVITY - Bookdigital.com, Inc. (the Company) is a development stage company. The Company was incorporated in Delaware on March 25, 1999 and has a December 31 year end. The Company's mission is to become the premier library site on the internet. The company's site (www.Bookdigital.com) on the internet is designed to maintain a very comprehensive set of books, manuals, pamphlets, journals, research data and links. Bookdigital.com serves as a home base library for educational and intellectual advancement. Viewer may search, review, browse and download information needed in any subject such as physics, law, astronomy, etc. at the Bookdigital.com site.

         The Company's other internet sites are www.bookdigitalschools.com and www.lawxpressusa.com. Bookdigitalschools.com serving educational centers such as schools k-12 in order to enhance quality of education for students. Lawxpressusa.com provides legal and business research to attorneys nationwide.

         The search can be made by title, subject or author for any reference materials. Currently all reference materials are in English. However, the Company intends to develop a global reference site in Spanish, French, German, Italian, etc. The Company intends to register its viewers and may charge a subscription fee in the future.

         CASH AND CASH EQUIVALENTS - Bookdigital.com, Inc. maintains a bank account and a petty cash fund, both of which it classifies as cash for purposes of the statement of cash flows.

         INVESTMENT SECURITIES - Marketable equity securities are classified as "available for sale" and are carried at fair value, with unrealized gains and losses reported in other comprehensive income.

         Realized gains and losses and declines in value judged to be other than temporary are included in earnings. The specific identification method is utilized in determining the cost of a security that has been sold.

         PROPERTY, EQUIPMENT - Property, equipment and leasehold improvements are carried at cost, maintenance and repairs are charged to operations. Depreciation and amortization expense are computed on a straight-line method over the estimated useful lives of the respective assets. Estimated useful lives are:

         Furniture and Fixtures              7-10 years
         Equipment                           3-5 years
         Leasehold Improvements              15 years

                                                           BOOKDIGITAL.COM, INC.

                                                   (A DEVELOPMENT STAGE COMPANY)

                                                    NOTES TO FINANCIAL STATEMENT

                                                               DECEMBER 31, 1999

================================================================================

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         COMMON STOCK - Common stock issued by the company as payment for services has been valued by management at the estimated fair market value of the stock existing at the time of its issuance.

         BASIC AND DILUTED NET INCOME (LOSS) PER SHARE - Basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is also computed using the weighted average number of common shares outstanding during the period, including conversion of any warrants to equivalent common stock.

         USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

         ADVERTISING - Advertising costs are expensed when incurred.

         INCOME TAXES - The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the use of the "liability method" of accounting for income taxes. Accordingly, deferred tax liabilities and asset are determined based upon the differences between the financial statement and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. Current income taxes are based upon the year's taxable income for federal and state income tax reporting purposes.


NOTE 2 - INVESTMENTS

         At December 31, 1999 gross unrealized gains and losses on marketable securities were as follows:

         Gross unrealized gains             $189
         Gross unrealized losses            $  0

                                                           BOOKDIGITAL.COM, INC.

                                                   (A DEVELOPMENT STAGE COMPANY)

                                                    NOTES TO FINANCIAL STATEMENT

                                                               DECEMBER 31, 1999

================================================================================

NOTE 3 - STOCKHOLDERS' EQUITY

         COMMON STOCK - The Company is authorized to issue 20,000,000 common shares, $0.001 par value per share and 5,175,200 shares of common stock were issued and outstanding. The holders of common stock have one vote per share on all matters (including election of directors) without provision for cumulative voting. Thus, holders of more than 50% of the shares voting for the election of director can elect all of the directors, if they choose to do so. The common stock is not redeemable and has no conversion or pre-emptive rights. There are no sinking fund provisions. In the event of liquidation of the company, the holders of common stock will share equally in any balance of the company's assets available for distribution to them after satisfaction of creditors and preferred stockholders, if any.

         WARRANTS - Each Class A warrant entitles the holder to purchase one share of common stock at an exercise price of 120% of the initial public offering price (the "Exercise Price") during the two-year period commencing March 30, 1999 ("Exercise Period"). The Class A warrants are subject to redemption by the company at a price of $0.10 per warrant, at any time on twenty-day prior written notice provided the closing bid price of the common stock is at least 120% of the exercise price for twenty consecutive trading days ending three days prior to the date that notice of redemption was given to warrant holders. The shares and Class A warrants shall be detachable and separately tradable as determined by the company. These warrants will have a one-year holding period. They may be exercised any time after this one-year period, up to the expiration period of two years.


NOTE 4 - INCOME TAXES

         Since the Company has not yet realized income as of the date of this report, no provision for income taxes has been made. At December 31, 1999, a deferred tax asset has not been recorded due to the company's lack of operations to provide income to use the net operating loss carryover of $(3,960,981) which expires in 2019.


NOTE 5 - CONTINGENCIES

         The Company is not currently aware of any other legal proceedings or claims that the company believes will have, individually or in the aggregate, a material adverse effect on the company's financial position or results of operations.

                                                           BOOKDIGITAL.COM, INC.

                                                   (A DEVELOPMENT STAGE COMPANY)

                                                    NOTES TO FINANCIAL STATEMENT

                                                               DECEMBER 31, 1999

================================================================================

NOTE 6 - COMMITMENT

         In September, 1999, the Company entered into a lease for office space. The term of the lease is from October 1, 1999 to December 31, 2007. The lease has annual increases of 3%. Minimum annual rentals for the year ending December 31 are:

                  2000                 $  23,940
                  2001                    45,990
                  2002                    50,400
                  2003                    52,290
                  2004                    54,180
                                       ----------
                                       $ 226,800
                                       ==========


NOTE 7 - SUBSEQUENT EVENTS

         LEASE - On February 15, 2000, the Company entered into a three-year lease for additional office space. Annual rentals are:

          Year 1       $  33,000
               2          34,644
               3          36,384
                       ----------
                       $ 104,028
                       ==========

         STOCK SALE - During the first quarter of 2000, the Company sold an additional 52,500 shares of stock for proceeds of $367,500.

                                                          MEDICAL MANAGEMENT SYSTEMS, INC.

                                                             (A DEVELOPMENT STAGE COMPANY)

                                                                             BALANCE SHEET
                                                                               (UNAUDITED)
                                                                                  JUNE 30,
==========================================================================================
                                                                  2000            1999
------------------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS
     Cash                                                      $   436,265    $    98,026
     Marketable Equity Securities                                    2,143        978,478
     Software Costs                                              2,884,556      1,528,554
------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                           $ 3,322,964    $ 2,605,058
------------------------------------------------------------------------------------------

PROPERTY AND EQUIPMENT
     Furniture and Fixtures                                         24,794              0
     Equipment                                                     111,376         15,800
     Leasehold Improvements                                         16,250              0
     Accumulated Depreciation, Amortization                        (11,573)          (263)
------------------------------------------------------------------------------------------
TOTAL PROPERTY AND EQUIPMENT                                       140,847         15,537
------------------------------------------------------------------------------------------

OTHER ASSETS
     Investment                                                     11,202              0
     Other                                                           5,000              0
     Security Deposits                                              27,601              0
------------------------------------------------------------------------------------------
TOTAL OTHER ASSETS                                                  43,803              0
------------------------------------------------------------------------------------------
TOTAL ASSETS                                                   $ 3,507,614    $ 2,620,595
===========================================================================================

LIABILITY AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Accounts Payable                                          $   179,225    $   322,561
     Payroll Taxes Payable                                          22,610              0
------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                      $   201,835        322,561
------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY
     Common Stock - $.001 Par Value; 40,000,000 Shares
         Authorized; 4,616,034 Shares Issued and Outstanding         4,616          5,175
     Paid-in Capital                                             5,820,202      2,675,138
     Retained (Deficit) Accumulated during Development Stage    (2,519,039)      (382,279)
------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                       3,305,779      2,298,034
------------------------------------------------------------------------------------------
TOTAL LIABILITY AND STOCKHOLDERS' EQUITY                       $ 3,507,614    $ 2,620,595
==========================================================================================

                                                           MEDICAL MANAGEMENT SYSTEMS, INC.

                                                              (A DEVELOPMENT STAGE COMPANY)

                                               STATEMENT OF INCOME AND COMPREHENSIVE INCOME
                                                                                (UNAUDITED)
                                                                             FOR THE PERIOD
===========================================================================================
                                                                                 March 25,
                                                                  March 25         1999
                                                                 (inception)    (inception)
                                                  April 2000         to             to
                                                  to June 30,     March 31,      June 30,
                                                     2000           1999           2000
-------------------------------------------------------------------------------------------
REVENUES
     Sales                                          $      147    $        0    $      490
-------------------------------------------------------------------------------------------

EXPENSES
     Officer's Compensation                            343,313             0       499,032
     Management, Administrative Salaries               116,350             0       176,152
     Programming                                             0             0       143,561
     Commission                                         61,000             0        61,000
     Employee Benefits                                   4,467             0        13,110
     Consulting Fees                                    71,130        23,000       186,542
     Advertising, Printing                              18,496             0        39,392
     Insurance                                               0             0        18,218
     Office Expenses                                    11,369         4,263        51,725
     Professional Fee - Public Relations                 5,000             0        58,000
     Professional Fee - Accounting                       7,479        11,500        29,200
     Professional Fee - Legal                           56,565        13,500       111,028
     Professional Fee - Other                                0        17,550       116,579
     IPO Expenses                                            0             0       221,920
     Software Expense                                        0             0        10,136
     Rent                                               21,457         7,200        65,070
     Retainer Fee                                            0        40,000        65,000
     Stock/Registration Fees                            25,430             0        30,070
     Advertising - Internet                              1,500             0        42,000
     Depreciation Expense, Amortization                  4,271           263        11,573
     Payroll Tax Expense                                37,853             0        74,030
     Miscellaneous                                           0             0        14,074
     Telephone Expenses                                  7,167         4,500        23,936
     Training, Education                                 9,337             0         9,337
     Contributions                                      90,000                      90,000
     Travel, Entertainment                              19,834         2,200        19,834
-------------------------------------------------------------------------------------------

TOTAL EXPENSES                                         912,018             0     2,180,519
-------------------------------------------------------------------------------------------

                                                           MEDICAL MANAGEMENT SYSTEMS, INC.

                                                              (A DEVELOPMENT STAGE COMPANY)

                                   STATEMENT OF INCOME AND COMPREHENSIVE INCOME (CONTINUED)
                                                                                (UNAUDITED)
                                                                             FOR THE PERIOD
===========================================================================================
                                                                                 March 25,
                                                    April 1,      April 1,         1999
                                                    2000 to       1999 to       (inception)
                                                    June 30,      June 30,      to June 30,
                                                     2000           1999           2000
-------------------------------------------------------------------------------------------
OTHER INCOME (EXPENSE)
     Interest Income                             $         0    $       816    $     2,979
     Gain on Sale of Marketable Securities                 0         59,275         36,792
     Shareholder Meeting                              44,965              0              0
     Interest Expense                                      0           (376)        (1,313)
-------------------------------------------------------------------------------------------

TOTAL OTHER INCOME (EXPENSE)                         (44,965)        59,715         (6,507)

NET (LOSS)                                          (956,836)       (64,261)    (2,186,536)

PRIOR PERIOD ADJUSTMENT
     Start-up Costs                                        0              0       (332,978)

OTHER COMPREHENSIVE INCOME
     Unrealized Gain on Securities                       143          3,943            475
-------------------------------------------------------------------------------------------

COMPREHENSIVE (LOSS)                             $  (956,693)   $  (393,296)   $(2,519,039)
===========================================================================================


(Loss) per Share - Basic                         $      (.21)                  $      (.55)

Loss per Share - Diluted                         $      (.21)                  $      (.55)

Shares Used in Per Share Calculation - Basic       4,616,034                     4,616,034

Shares Used in Per Share Calculation - Diluted     4,616,034                     4,616,034
===========================================================================================

                                                                                       MEDICAL MANAGEMENT SYSTEMS, INC.

                                                                                          (A DEVELOPMENT STAGE COMPANY)

                                                                            STATEMENT OF CHANGE IN STOCKHOLDERS' EQUITY
                                                                                                            (UNAUDITED)
                                                        FOR THE PERIOD FROM MARCH 25, 1999 (INCEPTION) TO JUNE 30, 2000
=======================================================================================================================
                                                                                           ACCUMULATED
                                                                        RETAINED              OTHER
                                                         PAID-IN        EARNINGS          COMPREHENSIVE
                                      COMMON STOCK       CAPITAL        (DEFICIT)            INCOME             TOTAL
-----------------------------------------------------------------------------------------------------------------------
Balance March 25, 1999                $       0        $        0      $         0        $         0       $        0

Issuance of Common Stock                  4,328                                                                  4,328

Paid-in Capital                                         3,787,167                                            3,787,167

Paid-in Capital - Warrants                                213,204                                              213,204

Comprehensive Income (Loss) to
 December 31, 1999                                                        (906,181)          (906,181)        (906,181)

Unrealized Gain on Securities                                                                     189              189
-----------------------------------------------------------------------------------------------------------------------

Balance - December 31, 1999               4,328         4,000,371         (906,181)          (905,992)       3,098,707

Issuance of Common Stock                     53                                                                     53

Paid-in Capital                                           353,018                                              353,018

Comprehensive Income
 (Loss) to March 31, 2000                                                 (323,519)          (323,519)        (323,519)

Unrealized Gain on Securities                                                                     143              143
-----------------------------------------------------------------------------------------------------------------------

Balance - March 31, 2000                  4,381         4,353,389       (1,229,700)        (1,229,368)       3,128,402

Issuance of Common Stock                    235                                                                    235

Paid-in Capital                                         1,466,813                                            1,466,813

Loss for April 1 to June 30,
 2000                                                                     (956,836)          (956,693)        (741,281)

Unrealized Gain on Securities                                                                     143              143

Prior Period Adjustment                                                   (332,978)          (332,978)        (332,978)
-----------------------------------------------------------------------------------------------------------------------

Balance - June 30, 2000               $   4,616        $5,820,202      $(2,519,514)       $(2,519,039)      $3,305,779
=======================================================================================================================

                                                                   MEDICAL MANAGEMENT SYSTEMS, INC.

                                                                      (A DEVELOPMENT STAGE COMPANY)

                                                                            STATEMENT OF CASH FLOWS
                                                                                        (UNAUDITED)
===================================================================================================
                                                                                         March 26,
                                                                            April 1,       1999
                                                                            2000 to     (inception)
                                                                            June 30,    to June 30,
                                                                             2000          2000
---------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net (Loss)                                                         $  (956,836)   $(2,518,896)
     Adjustments to Reconcile Net (Loss) to Net Cash
        Used by Operating
      Activities
       Depreciation                                                           4,000         11,031
       Amortization                                                             271            542
     Changes in Operating Assets and Liabilities:
       (Increase) in Software Costs                                        (163,653)    (2,884,556)
       (Increase) in Security Deposits                                            0        (27,601)
       Increase in Accounts Payable                                          97,501        179,225
       Increase in Payroll Taxes Payable                                     21,533         22,610
---------------------------------------------------------------------------------------------------
NET CASH USED BY OPERATING ACTIVITIES                                      (997,184)    (5,217,645)
---------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of Furniture and Fixtures                                      (4,543)       (24,794)
     Purchase of Equipment                                                  (52,694)      (111,376
     Leasehold Improvements                                                       0        (16,250)
     Other Assets                                                           (11,202)       (11,202)
     Proceeds from Sale of Securities                                             0      6,263,344
     Purchase of Securities                                                       0     (6,265,487)
     Purchase Investment                                                          0         (5,000)
---------------------------------------------------------------------------------------------------
NET CASH USED BY INVESTING ACTIVITIES                                       (68,439)      (170,765)
---------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from Issuance of Common Stock                               1,467,048      5,611,471
     Issuance of Warrants                                                         0        213,204
---------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                 1,467,048      5,824,675
---------------------------------------------------------------------------------------------------
NET INCREASE IN CASH                                                        401,425        436,265

CASH - BEGINNING                                                             34,840              0
---------------------------------------------------------------------------------------------------
CASH - ENDING                                                           $   436,265    $   436,265
---------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE:
     Interest Paid                                                      $         0    $       888
---------------------------------------------------------------------------------------------------
NONCASH INVESTING ACTIVITIES:
     Issuance of Common Stock for Services by Officer                   $   215,412    $   215,412
     Issuance of Common Stock for Services included in Software Costs             0      2,718,400
     Issuance of Warrants for Services included in Software Costs                 0        213,204
===================================================================================================

                                                MEDICAL MANAGEMENT SYSTEMS, INC.

                                                   (A DEVELOPMENT STAGE COMPANY)

                                                    NOTES TO FINANCIAL STATEMENT
                                                                     (UNAUDITED)
                                                                   JUNE 30, 2000

================================================================================

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         HISTORY AND BUSINESS ACTIVITY - Medical Management Systems, Inc. (MMSI) was a Colorado corporation. It was initially incorporated as Apache Investments, Inc. in 1987. The name was changed in 1991 to Dog World, Inc. and in 1995 this name was changed to Medical Management Systems, Inc. MMSI was an inactive "shell" corporation until June 17, 2000 when Bookdigital.com, Inc. was merged into the company. MMSI's officers and directors resigned at that time and were replaced by the officers and directors of Bookdigital.com, Inc. The Company's mission is to become the premier reference library site on the internet. The company's site (www.Bookdigital.com) on the internet is designed to maintain a very comprehensive set of books, manuals, pamphlets, journals, research data and links. Bookdigital.com serves as a home base library for educational and intellectual advancement. Viewer may search, review, browse and download information needed in any subject such as physics, law, astronomy, etc. at the Bookdigital.com site.

         The Company's other internet sites are www.bookdigitalschools.com and www.lawxpressusa.com. Bookdigitalschools.com serving educational centers such as schools k-12 in order to enhance quality of education for students. Lawxpressusa.com provides legal and business research to attorneys nationwide.

         The search can be made by title, subject or author for any reference materials. Currently all reference materials are in English. However, the Company intends to develop a global reference site in Spanish, French, German, Italian, etc. The Company intends to register its viewers and may charge a subscription fee in the future.

         CASH AND CASH EQUIVALENTS - Bookdigital.com, Inc. maintains a bank account and a petty cash fund, both of which it classifies as cash for purposes of the statement of cash flows.

         INVESTMENT SECURITIES - Marketable equity securities are classified as "available for sale" and are carried at fair value, with unrealized gains and losses reported in other comprehensive income.

         Realized gains and losses and declines in value judged to be other than temporary are included in earnings. The specific identification method is utilized in determining the cost of a security that has been sold.

                                                MEDICAL MANAGEMENT SYSTEMS, INC.

                                                   (A DEVELOPMENT STAGE COMPANY)

                                                    NOTES TO FINANCIAL STATEMENT
                                                                     (UNAUDITED)
                                                                   JUNE 30, 2000

================================================================================

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         PROPERTY, EQUIPMENT - Property, equipment and leasehold improvements are carried at cost, maintenance and repairs are charged to operations. Depreciation and amortization expense are computed on a straight-line method over the estimated useful lives of the respective assets. Estimated useful lives are:

         Furniture and Fixtures              7-10 years
         Equipment                           3-5 years
         Leasehold Improvements              15 years

         COMMON STOCK - Common stock issued by the company as payment for services has been valued by management at the estimated fair market value of the stock existing at the time of its issuance.

         BASIC AND DILUTED NET INCOME (LOSS) PER SHARE - Basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is also computed using the weighted average number of common shares outstanding during the period, including conversion of any warrants to equivalent common stock.

         USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

         ADVERTISING - Advertising costs are expensed when incurred.

         INCOME TAXES - The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the use of the "liability method" of accounting for income taxes. Accordingly, deferred tax liabilities and asset are determined based upon the differences between the financial statement and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. Current income taxes are based upon the year's taxable income for federal and state income tax reporting purposes.

                                                MEDICAL MANAGEMENT SYSTEMS, INC.

                                                   (A DEVELOPMENT STAGE COMPANY)

                                                    NOTES TO FINANCIAL STATEMENT
                                                                     (UNAUDITED)
                                                                   JUNE 30, 2000

================================================================================

NOTE 2 - BUSINESS COMBINATION

         In June, 2000 the Company merged with Bookdigital.com, Inc. The merger was accounted for by the pooling-of-interests method. Shares were exchanged on a one for one basis to effect the merger. As part of the transaction, there was a 3-to-1 reverse stock split after which there are 4,616,034 of common stock outstanding.

         Prior to the merger, Medical Management Systems, Inc. had no operating activity. Bookdigital.com, Inc. had no operating income in prior periods and accumulated losses of $(2,519,039). During the quarter in which the merger took place, MMSI had no income or expenses and Bookdigital had no operating income and expenses of $956,693.

         There were no adjustments to net assets, no changes to retained earnings or either Company as a result of the merger. There were no changes in income or revenues as previously reported by MMSI.


NOTE 3 - INVESTMENTS

         At June 30, 2000 gross unrealized gains and losses on marketable securities were as follows:

         Gross unrealized gains             $475
         Gross unrealized losses            $  0


NOTE 4 - STOCKHOLDERS' EQUITY

         COMMON STOCK - The Company is authorized to issue 40,000,000 common shares, $0.001 par value per share and 4,616,034 shares of common stock are issued and outstanding. The holders of common stock have one vote per share on all matters (including election of directors) without provision for cumulative voting. Thus, holders of more than 50% of the shares voting for the election of director can elect all of the directors, if they choose to do so. The common stock is not redeemable and has no conversion or pre-emptive rights. There are no sinking fund provisions. In the event of liquidation of the company, the holders of common stock will share equally in any balance of the company's assets available for distribution to them after satisfaction of creditors and preferred stockholders, if any.

                                                MEDICAL MANAGEMENT SYSTEMS, INC.

                                                   (A DEVELOPMENT STAGE COMPANY)

                                                    NOTES TO FINANCIAL STATEMENT
                                                                     (UNAUDITED)
                                                                   JUNE 30, 2000

================================================================================

NOTE 4 - STOCKHOLDERS' EQUITY (CONTINUED)

         WARRANTS - Each Class A warrant entitles the holder to purchase one share of common stock at an exercise price of 120% of the initial public offering price (the "Exercise Price") during the two-year period commencing March 30, 1999 ("Exercise Period"). The Class A warrants are subject to redemption by the company at a price of $0.10 per warrant, at any time on twenty-day prior written notice provided the closing bid price of the common stock is at least 120% of the exercise price for twenty consecutive trading days ending three days prior to the date that notice of redemption was given to warrant holders. The shares and Class A warrants shall be detachable and separately tradable as determined by the company. These warrants will have a one-year holding period. They may be exercised any time after this one-year period, up to the expiration period of two years.


NOTE 5 - INCOME TAXES

         Since the Company has not yet realized income as of the date of this report, no provision for income taxes has been made. At June 30, 2000, a deferred tax asset has not been recorded due to the company's lack of operations to provide income to use the net operating loss carryover of $(2,519,039) which start expiring in 2019.


NOTE 6 - CONTINGENCIES

         The Company is not currently aware of any other legal proceedings or claims that the company believes will have, individually or in the aggregate, a material adverse effect on the company's financial position or results of operations.


NOTE 7 - COMMITMENT

         In September, 1999, the Company entered into a lease for office space. The term of the lease is from October 1, 1999 to December 31, 2007. The lease has annual increases of 3%. Minimum annual rentals for the year ending March 31 are:

                  2001                 $  29,451
                  2002                    47,088
                  2003                    50,874
                  2004                    52,767
                  2005                    54,585
                                       ----------
                                       $ 234,765
                                       ==========

                                                MEDICAL MANAGEMENT SYSTEMS, INC.

                                                   (A DEVELOPMENT STAGE COMPANY)

                                                    NOTES TO FINANCIAL STATEMENT
                                                                     (UNAUDITED)
                                                                   JUNE 30, 2000

================================================================================

NOTE 8 - SUBSEQUENT EVENTS

         In July, 2000 the name of the Company was changed by a vote of the majority of shareholders to Dominix, Inc. and was reincorporated as a Delaware corporation.

  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.





================================================================================

                                  DOMINIX, INC.

                                   PROSPECTUS

                        3,148,589 SHARES OF COMMON STOCK

                                 OCTOBER , 2000

================================================================================

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article VII of the Company's Certificate of Incorporation provides for indemnification of the Company's officers and directors to the fullest extent permitted under the General Corporation Law of the State of Delaware ("DGCL").

         SECTION 145 of the DGCL, as amended, applies to the Company and the relevant portion of the DGCL provides as follows:

145.     Indemnification of Officers, Directors, Employees and Agents;
         Insurance.

         (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and
         (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

         (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by_law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

         (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officer and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purpose of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         The Company maintains insurance for the benefit of its directors and officers and the directors and officers of its subsidiaries, insuring such persons against certain liabilities, including liabilities arising under the securities laws.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. Furthermore, the Company has given certain undertakings with respect to indemnification in connection with this Registration Statement.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission filing fee                      $   5,495.69
National Association of Securities Dealers, Inc. filing fee        $   2,573.85
Legal fees and expenses                                            $          *
Accounting fees and expenses                                       $          *
Miscellaneous                                                      $          *
                                                                   ------------
Total                                                              $          *

 * To be provided by amendment.

         All amounts estimated except for Securities and Exchange Commission and National Association of Securities Dealers, Inc. filing fee.

         All of these expenses of issuance and distribution will be paid by the Company.


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         In July, 2000, the Company issued an aggregate of 4,309,855 shares of Common Stock to the holders of common stock of Bookdigital.com, Inc. pursuant to an exchange offer. The exchange offer was conducted in accordance with Rule 506 of Regulation D under the Exchange Act and was Exempt from the registration provisions of the Securities Act of 1933, as amended, by reason of section 4(2) thereof as a transaction by an issuer no involving any public offering.

         During 2000, the Company has issued an aggregate of 461,000 shares to various to consultants and vendors for services and products. These shares were valued at from $5.50 to $5.88. During 2000, the Company also issued an aggregate of 421,000 warrants to consultants and vendors for services and products. The exercise prices of these warrants ranged from $.02 to $8.40. These transactions were exempt from the registration provisions of the Securities Act of 1933, as amended, by reason of section 4(2) thereof as a transaction by an issuer no involving any public offering.

         In April, 2000 the Company issued 200,000 options with an exercise price of $.50 to two of its former officers and directors. These transactions were exempt from the registration provisions of the Securities Act of 1933, as amended, by reason of section 4(2) thereof as a transaction by an issuer no involving any public offering.

         In July, 2000 the Company agreed to honor an aggregate of 8,749,875 options and warrants issued by Bookdigital.com, Inc. These transactions were exempt from the registration provisions of the Securities Act of 1933, as amended, by reason of section 4(2) thereof as a transaction by an issuer no involving any public offering.


ITEM 27. EXHIBITS.

Exhibit
Number                               Description

3.1      Amended and Restated Certificate of Incorporation of the Company.

3.2      By-laws of Company

4.1      Specimen certificate for Common Stock of the Company.

4.2      Specimen Class A Warrant Certificate.

5.01     Opinion of Frank J. Hariton*

10.1     Employment Contract between the Company and Ray Vahab.

10.2     Employment Agreement between the Company and Mindi Bornstein

10.3     Employment Agreement between the Company and Lawrence S. Dubroff

10.4 Promissory Note, dated October 1, 2000 made by the Company and payable to Ray Vahab.

10.5     Lease for premises at 142 West 36th Street, New York, New York.*

10.6     Lease for premises at 65 Broadway, New York, New York

10.7     Lease for the premises at 647 Franklin Avenue, Garden City, New York*

22.1     Subsidiaries of the registrant.
         Bookdigital.com, Inc., a 99% owned Delaware corporation

23.1     Consent of Simon Krowitz Bolin & Associates, P.A.

23.2     Consent of Frank J. Hariton (to be included in Exhibit 5.01)

24.1     Power of Attorney - included in Part II

*        To be filed by amendment

ITEM 29. UNDERTAKINGS.

A. Rule 415 Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement or the most recent post-effective amendment thereof which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post_effective amendment shall be deemed to be a new registration statement relating to the securities herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post_effective amendment any of the securities being registered which remain unsold at the termination of the offering.


B. INDEMNIFICATION UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City and State of New York on October 30, 2000.


                                         DOMINIX, INC.


                                         By:  /s/ Ray Vahab
                                            ---------------------------------

                                              Ray Vahab, Chief Executive Officer

                                POWER OF ATTORNEY


         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ray Vahab his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


  /s/ Ray Vahab             Director, Chairman of the           October 30, 2000
--------------------------  Board and Chief Executive Officer
  Ray Vahab                 (Principal Executive and Financial
                            Officer)


                            Director and President              October   , 2000
--------------------------
  Zahra S. Yamini


  /s/ Robert Keilman        Director                            October 30, 2000
--------------------------
  Robert Keilman


  /s/ Henry Schwartz        Director                            October 30, 2000
--------------------------
  Henry Schwartz


  /s/ Lawrence S. Dobroff   Chief Financial Officer             October 30, 2000
--------------------------  (Principal Accounting Officer)
  Lawrence S. Dobroff